Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BLUELINX CORPORATION,

PANTHER MERGER SUB, INC.,

CEDAR CREEK HOLDINGS, INC.

and

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

as the Stockholder Representative,

dated as of March 9, 2018

LIST OF EXHIBITS

Exhibit A	Persons to Enter Nonsolicitation Agreements
Exhibit B	Persons to Enter Noncompetition Agreements
Exhibit C	Calculation Principles
Exhibit D	Closing Date Payments Exhibit
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Restricted Stock Repurchase Agreement
Exhibit G	Form of Certificate of Merger
Exhibit H	Form of In-the-Money Option Holder Letter
Exhibit I	Form of Phantom Equity Participant Letter
Exhibit J	Form of Change of Control Bonus Recipient Letter
Exhibit K	Form of Letter of Transmittal
Exhibit L	Commitment Letters

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2018 (this “Agreement”), is made and entered into by and among BlueLinx Corporation, a Georgia corporation (“Parent”), Panther Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cedar Creek Holdings, Inc., a Delaware corporation (the “Company”), and Charlesbank Equity Fund VII, Limited Partnership, as the Stockholder Representative (the “Stockholder Representative”). Parent, Merger Sub, the Company and the Stockholder Representative are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

BACKGROUND

The Parties intend that, at the Effective Time and subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub will merge with and into the Company with the Company surviving such merger (the “Merger”).

The Board of Directors of Merger Sub has approved the execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the Transactions, including the Merger.

Parent, as the sole stockholder of Merger Sub, has approved by unanimous written consent the execution and delivery of this Agreement, the performance by Parent of its obligations hereunder and the consummation of the Transactions, including the Merger.

The Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement, (b) approved the execution and delivery of this Agreement, the Company’s performance of its obligations hereunder and the consummation of the Transactions, including the Merger, and (c) resolved to recommend adoption and approval of this Agreement and the Transactions by the stockholders of the Company.

Each of the Persons listed on Exhibit A has entered into a nondisclosure and nonsolicitation agreement with Parent (the “Nonsolicitation Agreements”) that becomes effective as of the Closing.

Each of the Persons listed on Exhibit B has entered into a nondisclosure, nonsolicitation and noncompetition agreement with Parent (the “Noncompetition Agreements”) that becomes effective as of the Closing.

The Parties desire to make certain representations, warranties and agreements in connection with the Transactions.

In consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party agrees as follows.

Article I
CONSTRUCTION; DEFINITIONS

Section 1.1          Definitions. The following terms, as used in this Agreement, have the following meanings:

“Adjustment Amount” means the amount, which may be positive or negative, which is the sum of: (a) the Final Net Working Capital Adjustment Amount; (b) Final Closing Date Cash minus Estimated Closing Date Cash; (c) Estimated Closing Date Indebtedness minus Final Closing Date Indebtedness; (d) Estimated Transaction Expenses minus Final Transaction Expenses.

“Adjustment Escrow Amount” means $5,000,000.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Change of Control Bonus Distribution” means the aggregate payments to which the Change of Control Bonus Recipients are entitled pursuant to the Change of Control Bonus Agreements.

“Aggregate Liquidation Amount” means the aggregate amount of the Series B Preference Amounts with respect to all shares of Series B Preferred Stock, plus the aggregate amount of the Series A Preference Amounts with respect to all shares of Series A Preferred Stock.

“Aggregate Option Exercise Price” means the aggregate cash exercise price payable by all In-the-Money Option Holders with respect to the In-the-Money Options.

“Aggregate Phantom Equity Distribution” means the aggregate payments to which the Phantom Equity Participants are entitled pursuant to the Phantom Equity Agreements.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company Group as of December 31, 2016 and December 31, 2015 and the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company Group for the 12-month periods then ended.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company Group as of the Balance Sheet Date included in the Unaudited Financial Statements.

“Balance Sheet Date” means December 31, 2017.

“Base Purchase Price” means $413,000,000.

“Business” means the business of light manufacturing, fabrication, treating and painting of wood and other building materials, construction of post frame buildings, as well as, the distribution, marketing, sourcing, supplying and selling of building materials, including lumber, osb, plywood, hardwood panels, rebar, fasteners, paneling, particleboard, melamine, mdf, pattern stock, hangers, strapping, beaded ceiling, treated lumber, decking, railings, roof shakes and shingles, cedar and other premium timbers, engineered wood products, siding and trim, molding and commodity lumber, to lumberyards, dealers, distributors, home centers, manufactured housing producers, recreational vehicle manufacturers, furniture and fixture producers, industrial manufacturers, original equipment manufacturers, and other customers.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Calculation Principles” means those accounting principles attached to this Agreement as Exhibit C.

“Cash” means the aggregate cash balance of the Company Group, calculated in accordance with the Calculation Principles. Cash may be a negative number. For the avoidance of doubt, Cash excludes marketable securities and other short-term investments, irrespective of whether such investments are classified as cash equivalents.

“Change of Control Bonus Agreement” means a change of control bonus agreement listed on Schedule 1.1(a).

“Change of Control Bonus Recipient” means each individual who is party to a Change of Control Bonus Agreement, as listed on Schedule 1.1(a).

“Charlesbank Stockholders” means Charlesbank Equity Fund VII, Limited Partnership, CB Offshore Equity Fund VII, L.P., CB Parallel Fund VII, Limited Partnership, Charlesbank Equity Coinvestment Fund VII, Limited Partnership and Charlesbank Coinvestment Partners, Limited Partnership.

“Claims Period” means the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.

“Closing” means the consummation of the Transactions as set forth in Section 8.1 of this Agreement.

“Closing Aggregate Change of Control Bonus Distribution” means an amount equal to the Aggregate Change of Control Bonus Distribution reduced by those portions of the Adjustment Escrow Amount, Indemnity Escrow Amount and Stockholder Representative Expense Amount attributable to Change of Control Bonus Recipients, as set forth on the Closing Date Payments Exhibit.

“Closing Aggregate Phantom Equity Distribution” means an amount equal to the Aggregate Phantom Equity Distribution reduced by those portions of the Adjustment Escrow Amount, Indemnity Escrow Amount and Stockholder Representative Expense Amount attributable to Phantom Equity Participants, as set forth on the Closing Date Payments Exhibit.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash” means the Cash of the Company Group outstanding as of the Valuation Time.

“Closing Date Indebtedness” means the Indebtedness of the Company Group outstanding as of the Valuation Time; provided, that such amount shall also include all interest accrued on such Indebtedness and any prepayment penalties or breakage costs related to such Indebtedness as if such Indebtedness were paid in full as of the Effective Time.

“Closing Date Payments Exhibit” the closing date payments exhibit, in substantially the form attached to this Agreement as Exhibit D.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company, excluding any such shares that are subject to repurchase by the Company as of the date hereof as noted on Schedule 4.3(a) and that are subject to the Restricted Stock Repurchase Agreements.

“Common Stockholder” means any holder of shares of Common Stock.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by any member of the Company Group or to which any member of the Company Group makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which any member of the Company Group has, or would reasonably be expected to have, any other Liabilities.

“Company Certificate” will mean the Restated Certificate of Incorporation of the Company, dated April 19, 2010, together with the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company, dated May 19, 2010, the Certificate for Renewal and Revival of Charter, dated July 2, 2012, the Certificate of Amendment of Certificate of Incorporation of the Company, dated June 5, 2014 and the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Company, dated June 6, 2014.

“Company Group” means the Company and each of its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property that is owned by, filed in the name of, or used by or licensed to any member of the Company Group, including the Company Software and Company Registered Intellectual Property.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by any member of the Company Group.

“Company Proprietary Software” means all Software material to the Business, in which copyrights are owned by any member of the Company Group, which Software is identified on Schedule 4.20.

“Company Real Property” means the Leased Real Property, the Leasehold Improvements and the Owned Real Property.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of any member of the Company Group.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stock” means all Common Stock and Preferred Stock.

“Confidential Information” means any non-public, confidential or proprietary information related to any member of the Company Group or any of its Affiliates, including financial, technical, sales, marketing, development and personnel information, customer lists, supplier lists, Trade Secrets, designs, product formulations, product specifications, terms of arrangements with customers, vendors or suppliers, other data information that is valuable to the operation of any member of the Company Group’s business and not generally known to the public or competitors and all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials that contain, reflect or are based upon, in whole or in part, any such information, however recorded or preserved, whether written or oral and regardless of whether or not specifically marked as confidential.

“Contract” means any contract, lease, license, plan, arrangement, indenture, note, bond, mortgage, loan, instrument, guaranty or other agreement (including any amendments and other modifications thereto) to which any member of the Company Group is a party or which is otherwise binding on such member of the Company Group (whether oral, written or otherwise).

“Dissenting Shares” means any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with Section 262 of the DGCL in connection with the Merger.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet, and applications therefor, as well as social media identifiers, account names and profiles.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, Contract, arrangement or scheme, other than a plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the U.S., in each case, that is or was at any time established, sponsored or maintained, or required to be established, sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration (other than base salary), direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them, including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, and “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or Contract, each plan or Contract providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (d) each other employee benefit plan, fund, program, Contract, arrangement or scheme.

“Employment Agreement” means any employment Contract, consulting Contract, termination or severance Contract, salary continuation Contract, change of control Contract, non-compete Contract or any other Contract respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor of the Company Group, but shall not include (a) Contracts with any former officer, employee, consultant or independent contractor under which there are no ongoing Liabilities of a member of the Company Group, (b) any standard offer letter that does not provide for severance compensation and (c) any standard confidentiality, assignment of intellectual property, non-solicitation, or other restrictive covenant agreements.

“Environment” means any surface or ground water, drinking water supply, stream sediment, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration, Releases of Hazardous Materials, the use, treatment, storage, disposal, transportation or handling of Hazardous Materials or otherwise relating to Hazardous Materials.

“Equity Holders” means the Stockholders and the Option Holders.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants, options, restricted stock or phantom equity (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with any member of the Company Group would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means SunTrust Bank, in its capacity as escrow agent.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Stockholder Representative and the Escrow Agent, in substantially the form attached to this Agreement as Exhibit E.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, as set forth on the Closing Date Financial Statement.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, as set forth on the Closing Date Financial Statement.

“Exhibit” means any exhibit attached to this Agreement.

“Final Adjustment Schedule” means the Preliminary Adjustment Schedule as adjusted and finally determined pursuant to Section 3.9.

“Final Closing Date Cash” means the Closing Date Cash as finally determined pursuant to Section 3.9.

“Final Closing Date Indebtedness” means the Closing Date Indebtedness as finally determined pursuant to Section 3.9.

“Final Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to zero plus (a) the Final Net Working Capital Surplus, if any, minus (b) the Final Net Working Capital Deficit, if any, minus (c) the Estimated Net Working Capital Surplus, if any, plus (d) the Estimated Net Working Capital Deficit, if any.

“Final Net Working Capital Deficit” means the Net Working Capital Deficit as finally determined pursuant to Section 3.9, if any.

“Final Net Working Capital Surplus” means the Net Working Capital Surplus as finally determined pursuant to Section 3.9, if any.

“Final Transaction Expenses” means the Transaction Expenses as finally determined pursuant to Section 3.9.

“Financial Statements” means the (a) Audited Financial Statements, (b) Unaudited Financial Statements and (c) Interim Financial Statements.

“Fully Diluted Shares” means, as of the time of determination, the sum of (a) the aggregate number of shares of Common Stock outstanding as of such time, plus (b) the aggregate number of shares of Common Stock into which the In-the-Money Options are exercisable as of such time.

“Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a), (b), (c) and (h) (Capital Structure), Section 4.13 (Tax Returns; Taxes), Section 4.23 (Transaction with Affiliates) and Section 4.29 (Brokers, Finders and Investment Bankers).

“GAAP” means generally accepted accounting principles in the U.S. as applied consistently with the past practices of any member of the Company Group in the preparation of the Audited Financial Statements.

“Governmental Entity” means any transnational, multinational, domestic, or foreign federal, state, provincial, or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Governmental Order” means any order, writ, injunction, decree, judgment, determination, award or stipulation, whether preliminary or final, issued or entered by or with any Governmental Entity.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, polychlorinated biphenyls, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law.

“HSR Act” means The Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option Holder” means an Option Holder of an In-the-Money Option immediately prior to the Effective Time.

“Incentive Plan” means the Company’s Amended and Restated 2010 Equity Incentive Plan.

“Indebtedness” means all monetary Liabilities (including any principal amount, premium, accrued and unpaid interest, fees and prepayment premiums or penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable related thereto) (a) owed by any member of the Company Group under a credit facility, (b) evidenced by any note, bond, debenture or other debt security, or hedging and swap Contracts or Contracts or other similar instruments, (c) for borrowed money, (d) for the deferred purchase price of any assets or property (including earn-out obligations), other than payables and other accruals incurred in the ordinary course of business, (e) for all lease obligations of any member of the Company Group that are required by GAAP to be capitalized, which the Parties agree will be valued at $67,900,000, (f) in respect of any letter of credit, banker’s acceptance or similar credit transaction to the extent drawn (but, for purposes of determining the amount of Indebtedness, only those obligations that are due and payable as of the Closing Date), (g) for all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by any member of the Company Group, whether or not the obligation secured thereby has been assumed, (h) for any income Taxes payable by the Company Group (or any member thereof) for any Pre-Closing Tax Period, (i) for any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Indebtedness of any member of the Company Group described in the preceding clauses (a) through (h) as if paid in full at the Closing, (j) for all Indebtedness of others referred to in clauses (a) through (i) guaranteed directly or indirectly in any manner by such Person; provided, however, that in the case of clauses (g) and (j), only to the extent the underlying obligation of the third party is required to be paid prior to the 18 month anniversary of the Closing Date or required by the Commitment Parties as a condition to funding under the terms of the Financing, and (k) any Liability to the Company Group under the former lease of property described on Schedule 1.1(b).

“Indemnified Party” means a Parent Indemnified Party or a Stockholder Indemnified Party, as applicable.

“Indemnified Taxes” means, without duplication, (a) any unpaid Taxes of any member of the Company Group with respect to any Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 6.10(b)) that are not treated as Indebtedness hereunder, (b) the unpaid Taxes of any Person (other than any member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) with respect to a Pre-Closing Tax Period for which a member of the Company is liable, and (c) the unpaid Taxes of any Person (other than any member of the Company Group) for which a member of the Company Group is liable as a transferee or successor, by contract, or otherwise, to the extent such unpaid Taxes relate to an event or transaction occurring before the Closing, except, in each of clauses (a), (b) and (c), to the extent such Taxes were reflected as a current liability on the Final Adjustment Schedule.

“Indemnity Escrow Amount” means $2,065,000.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all U.S. and foreign patents and applications therefor and all reissues, reexaminations, inter parte reviews, post-grant reviews, covered business method reviews, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, Trade Secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, Domain Names, social media identifiers and profiles, trade names, logos, slogans, designs, trade dress, common Law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world and goodwill related thereto; (f) all Software, databases, data collections and data (including Personal Data) and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Intentional Fraud” means a claim for Delaware common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided that, at the time such representation was made, (a) the Party intending to deceive had Knowledge of the material inaccuracy of the representation and had the specific intent to deceive the other Party, and (b) the other Party acted in reliance on such inaccurate representation. For the avoidance of doubt, “Intentional Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Company Group as of January 31, 2018 and the unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company Group for the one-month period then ended.

“Inventory” means all items of inventory of products that are held for sale by any member of the Company Group, whether located at any facility owned, leased or operated by any member of the Company Group, off site or in transit.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” with respect to the Company means the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed in Schedule 1.1(c).

“Law” means any U.S. federal, state or local or any foreign law, statute, ordinance, code, rule or regulation, injunction, constitution, treaty, common law, restriction, approval, directive, statutory guidance, regulatory code of practice, Permit, License, Governmental Order or term or condition thereof, or any binding action or other requirement issued, entered, enforced or applied by any Governmental Entity.

“Leased Real Property” means the parcels of real property of which any member of the Company Group is the lessee, sublessee, sub-sublessee or sublessor (together with all fixtures and Leasehold Improvements thereon).

“Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by any member of the Company Group, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any member of the Company Group holds any Leased Real Property (whether as lessor, lessee, licensor or licensee) including the right to all security deposits and other amounts and instruments deposited by or on, with behalf of any member of the Company Group thereunder.

“Legal Dispute” means any claim, action, cause of action, lawsuit, demand, investigation, audit, suit, dispute, proceeding, administrative or other enforcement proceeding or arbitration proceeding before any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means all notifications, licenses, Permits (including environmental, construction and operation Permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor, but excluding in each case all licenses to Intellectual Property.

“Liens” means any and all liens, charges, security interests, claims, mortgages, pledges, deeds of trust, judgments, restrictions, voting trusts, options, deposits, covenants, encroachments, rights of first refusal or other restrictions or encumbrances of any nature whatsoever, including any restriction on use, voting, receipt of income or exercise of any other attribute of ownership.

“Loss Tax Benefit” means any actual refund of Taxes paid as a result of the event giving rise to any Losses or actual reduction in the amount of Taxes which otherwise would have been paid in absence of the event giving rise to any Losses, in each case in the taxable year in which such Losses were incurred or the immediately succeeding taxable year and net of the reasonable expenses of recovery thereof or any other reasonable costs or Taxes incurred in collecting such amounts, but only to the extent the applicable Parent Indemnified Party actually receives such refund or realizes such Tax reduction for the taxable year in which such Losses were incurred or the immediately succeeding taxable year.

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, (a) would, or would reasonably be expected to, materially impair the ability of the Company to consummate the Transactions or (b) has had, or would reasonably be expected to have, a material adverse effect upon the results of operations, financial condition or business of the Company Group, taken as a whole, other than, for the purposes of clauses (a) or (b), any adverse change in or effect on the Company Group (or any member thereof) that is caused by any delay in consummating the Closing as a result of a violation or breach by Parent or any representation, warranty, covenant or agreement contained in this Agreement and, solely for purposes of clause (b), (i) events, occurrences, facts, conditions, circumstances, developments, changes or effects resulting from or relating to (A) applicable economic or market conditions affecting the U.S. generally or affecting the industry or markets in which the Company Group operates, (B) any change or proposed change in GAAP or other accounting requirements or principles, any change or proposed change in applicable Laws or the interpretation thereof, or any change in government policy (however effected), (C) any national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, (F) the execution, announcement or the taking of any actions expressly required by this Agreement, except in each case of clauses (A), (B) or (E) to the extent disproportionally affecting the Company Group relative to similarly situated businesses in the industry or (ii) the failure to meet any internal or published projections, forecasts for any period, provided, that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect is present.

“Merger Consideration” means the amount equal to (a) the Base Purchase Price, plus (b) the Estimated Net Working Capital Surplus, if any, plus (c) the Estimated Closing Date Cash, minus (d) the Estimated Net Working Capital Deficit, if any, minus (e) the Estimated Closing Date Indebtedness, minus (f) the Estimated Transaction Expenses.

“Net Working Capital” means (a) the current assets of the Company Group on a consolidated basis minus (b) the current liabilities of the Company Group on a consolidated basis, as of the Valuation Time, determined in accordance with the Calculation Principles.

“Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital Target exceeds the Net Working Capital.

“Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” means $241,676,532.

“Open Source License” means any license meeting the open source definition (as currently promulgated by the Open Source Initiative) or the free software definition (as currently promulgated by the Free Software Foundation).

“Open Source Software” means any Software subject to an Open Source License.

“Option” means any outstanding option to purchase shares of Common Stock issued and outstanding.

“Option Agreement” means an agreement pursuant to which a Person has been granted Options by the Company, a list of which is set forth on Schedule 4.3(b)(i).

“Option Holder” means a holder of Options.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement, or similar organizational document adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements or similar arrangements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” means the parcels of real property of which any member of the Company Group is fee title owner (together with all fixtures and improvements thereon and all easements and other rights and interests appurtenant thereto).

“Paid Indebtedness” means the Indebtedness of the type set forth in clauses (a), (b), (c), (f) and (i) of the definition of “Indebtedness.”

“Paid Transaction Expenses” means the Transaction Expenses of the type set forth in clause (a) of the definition of “Transaction Expenses.”

“Parent Basket” means $2,065,000.

“Parent Indemnified Parties” means Parent and its Affiliates.

“Per Share Amount” means an amount, if positive, equal to (a) the Estimated Merger Consideration plus the Aggregate Option Exercise Price minus the Adjustment Escrow Amount minus the Indemnity Escrow Amount minus the Aggregate Liquidation Amount minus the Stockholder Representative Expense Amount, divided by (b) the number of Fully Diluted Shares immediately prior to the Effective Time.

“Permits” means any approvals, clearances, exemptions, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being timely challenged in good faith by appropriate proceedings and for which appropriate reserves have been established on the Interim Financial Statements, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent that do not, individually or in the aggregate, have more than a de minimis effect on the Company Group, taken as a whole, (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable member of the Company Group, (ii) have more than a de minimis effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use, (e) with respect to any Company Real Property, Liens identified on title policies or preliminary title reports or other documents or writings included in the public records (other than those securing indebtedness), surveys, zoning reports or property condition assessments made available to Parent and (f) Liens that affect the underlying fee interest of a Leased Real Property.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Phantom Equity” means the phantom equity issued by the Company pursuant to the Phantom Equity Agreements.

“Phantom Equity Agreement” means a phantom equity agreement entered into between the Company and a Phantom Equity Participant, together with any related certificate of phantom rights, which Phantom Equity Agreements are listed on Schedule 4.3(e).

“Phantom Equity Participant” means the holders of Phantom Equity listed on Schedule 4.3(e).

“Post-Closing Tax Period” means any Taxable period (including the portion of any Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Taxable period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

“Preferred Stock” means the Series B Preferred Stock and Series A Preferred Stock.

“Products” means products or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed or otherwise made commercially available by any member of the Company Group.

“R&W Insurance Policy” means that certain insurance policy obtained by Parent and issued by AIG Specialty Insurance Company, an Illinois corporation, or its Affiliates, which provides coverage for the benefit of Parent or its designee as the named insured for breaches of certain of the representations and warranties of the Company.

“Registered Intellectual Property” means all U.S. and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks, slogans and service marks and trade dress; (c) registered copyrights and applications for copyright registration, including reservation of rights to the exclusive use; (d) Domain Name registrations; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded with any federal U.S. or foreign Governmental Entity.

“Release” or “Released” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Representative” means any Person’s directors, officers, employees, managers, consultants, accountants, legal advisors, investment bankers, agents, advisors and representatives.

“Restricted Stock Repurchase Agreements” means the performance vesting restricted stock repurchase agreements entered into between the Company and each of the Persons listed on Schedule 1.1(d), in the form attached as Exhibit F.

“Schedule” means any schedule attached to this Agreement.

“Series A Base Value” means $9.90.

“Series A Dividends” means the cumulative dividends on each share of Series A Preferred Stock equal to the product of the Series A Base Value (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like) times a rate per annum of 8%.

“Series A Preference Amount” means, with respect to each share of Series A Preferred Stock, an amount equal to the Series A Base Value (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like) plus all accrued and unpaid Series A Dividends, whether or not declared, to the Closing Date, including for any partial monthly period, calculated in accordance with the Company Certificate.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series A Preferred Stockholder” means any holder of shares of Series A Preferred Stock.

“Series B Base Value” means $1,000.

“Series B Dividends” means the cumulative dividends on each share of Series B Preferred Stock equal to the product of the Series B Base Value (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like) times a rate per annum of 10%.

“Series B Preference Amount” means, with respect to each share of Series B Preferred Stock, an amount equal to the Series B Base Value (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like) plus all accrued and unpaid Series B Dividends, whether or not declared, to the Closing Date, including for any partial monthly period, calculated in accordance with the Company Certificate.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stockholder” means any holder of shares of Series B Preferred Stock.

“Software” means all computer software programs, together with any updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all related documentation, comments and any procedural code.

“Stockholder Approval” means the approval of the Merger pursuant to Section 251 of the DGCL and the Company’s Organizational Documents.

“Stockholder Indemnified Parties” means the Stockholders and their Affiliates.

“Stockholder Representative Expense Amount” shall mean $500,000.

“Stockholders” means the holders of Company Stock.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of May 19, 2010, among the Company, the Persons identified on the signature pages thereto as the Charlesbank Investors, the individuals identified on the signature pages thereto as Management Investors and any other stockholder or option holder who from time to time becomes a party thereto, as amended by that certain Amendment No. 1 dated as of June 12, 2013.

“Straddle Period” means any Taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means any or all Persons of which the Company (or other specified Person) owns directly or indirectly through another Person, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Tax Law” means any Law that relates to Taxes.

“Tax Return” means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Taxing Authority relating to Taxes, including any schedule or attachment thereto and any estimated returns and any amendment thereof.

“Taxes” (and, with correlative meanings, “Tax” and “Taxable”) means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property or escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity responsible for the collection or administration of Taxes.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and includes (as applicable) inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, vendor lists, pricing and cost information, business and marketing plans, and proposals, know-how, and confidential information or proprietary information.

“Transaction Documents” means the Nonsolicitation Agreements, the Noncompetition Agreements, the Escrow Agreement, the Restricted Stock Repurchase Agreements, the In-the-Money Option Holder Letters, the Phantom Equity Participant Letters, the Change of Control Bonus Recipient Letters and the Letters of Transmittal.

“Transaction Expenses” means (a) the costs, fees, expenses and disbursements payable by any member of the Company Group (including any amounts payable by Company on behalf of any Equity Holder) to legal counsel, financial advisors, consultants and accountants, or any other related costs, fees, expenses or disbursements, of any member of the Company Group or the Equity Holders in connection with the Transactions and any other similar strategic alternative process (whether incurred prior to or after the date of this Agreement), including any fees arising under any Related Party Agreement, any brokerage fees, commissions, finders’ fees or financial advisory fees and other third party advisory, professional or consulting fees, (b)  the Closing Aggregate Phantom Equity Distribution and the Closing Aggregate Change of Control Bonus Distribution, (c) other amounts payable (including sale bonuses, stay bonuses, change of control payments, “success fees” or bonuses or severance payments, retention payments, discretionary payments or other similar payments and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes on such offset amount) by any member of the Company Group (i) to any third party solely as a result of the Transactions or any other similar strategic alternative process or (ii) to or for the benefit of current or former officers, directors or employees of any member of the Company Group payable as a result of the Transactions (whether prior to, on or following the Closing Date), (d) all obligations owed by any member of the Company Group to current and former employees and their dependents under any pension or deferred compensation plan (other than with respect to any qualified retirement plan), (e) all outstanding severance and retention obligations, (f) all Liabilities for the employer portion of any employment, social insurance or other Taxes (other than social security taxes which will otherwise be paid during the calendar year even if these amounts were not paid) required to be paid as a result of payments made in respect of Options, Phantom Equity or Change of Control Bonus Agreements, or any other compensatory payments made under this Agreement, including under clauses (b), (c) and (d) of this definition, (g) amounts payable under the Restricted Stock Repurchase Agreements, (h) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Transaction Expenses of any member of the Company Group described in the preceding clauses (a) through (g) as if paid in full at the Closing, (i) 50% of the fees and expenses of the Escrow Agent, (j) 50% of any Transfer Taxes incurred in connection with this Agreement and (k) the items set forth on Schedule 1.1(e); provided, however, that “Transaction Expenses” shall not include (A) amounts to the extent paid prior to the Valuation Time or amounts paid in respect of the Company’s field audits to the extent such field audits were or are rescheduled to occur during the period between the date of this Agreement and the Closing Date or (B) affiliated transactions listed on Schedule 4.23 other than item 1 under Commercial and Services Agreements (Charlesbank Corporate Development and Administrative Services Agreement) and any lease, commercial or employment arrangements with Charlesbank or an affiliate of Charlesbank.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Company Group as of December 31, 2017 and the unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company Group for the 12-month periods then ended.

“U.S.” means the United States of America.

“Valuation Time” means 12:01 am New York, New York time on the Closing Date.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

“Willful and Material Breach” means a material breach that is a consequence of either (a) an act knowingly undertaken or a knowing failure to act by the breaching Party with the intent of causing a breach of this Agreement or (b) an act knowingly undertaken or a knowing failure to act by the breaching Party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.

Section 1.2           Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Escrow Fund	3.3
Affiliate Loans	4.23
Agreement	Preamble
Arbitrator	3.9(c)
CERCLA	4.18(b)
Certificate of Merger	2.2
Certificates	3.7(a)
Change of Control Bonus Recipient Letter	3.4(d)
Closing Date Financial Statement	3.1(a)
Closing Date Payment Amount	3.2
Closing Date Payment Statement	3.1(a)
Commitment Letters	5.5
Commitment Parties	5.5
Company	Preamble
Company Contracts	4.12(a)
Company Group Affiliates	4.23
Company Indemnified Parties	6.13(a)
Company Systems	4.21
Customers	4.24
D&O Tail	6.13(c)
DGCL	Recitals
Downward Adjustment	3.9(d)(ii)
Effective Time	2.2
Estimated Closing Date Cash	3.1(a)
Estimated Closing Date Indebtedness	3.1(a)
Estimated Merger Consideration	3.1(a)
Estimated Net Working Capital	3.1(a)
Estimated Transaction Expenses	3.1(a)
Financing	5.5
Financing Provisions	11.3
HCERA	4.15(i)
Indemnifying Party	10.3(a)
Indemnity Escrow Fund	3.3
Information Statement	6.4
Insurance Contracts	4.17
In-the-Money Option Holder Letter	3.2

In-the-Money Options	3.6(c)
Legal Proceeding	4.10
Letter of Transmittal	3.7(a)
Litigation Conditions	10.3(a)
Losses	10.2
Material Permit	4.11(b)
Merger	Recitals
Merger Sub	Preamble
Noncompetition Agreements	Background
Nonsolicitation Agreements	Background
Option Payment	3.6(c)
Outside Date	9.2(a)
Parent	Preamble
Parent Losses	10.1
Parties	Preamble
Party	Preamble
Payoff Letters	3.1(a)
Personal Data	4.22
Personal Data Policies	4.22
Phantom Equity Participant Letter	3.4(c)
PPACA	4.15(i)
Preliminary Adjustment Schedule	3.9(a)
Preliminary Closing Date Cash	3.9(a)
Preliminary Closing Date Indebtedness	3.9(a)
Preliminary Net Working Capital	3.9(a)
Preliminary Net Working Capital Deficit	3.9(a)
Preliminary Net Working Capital Surplus	3.9(a)
Preliminary Transaction Expenses	3.9(a)
Privileged Communications	11.16
Receivables	4.25(b)
Regulatory Actions	6.8(e)
Related Party Agreements	4.23
Second Request	6.8
Specified Taxable Periods	6.10(f)(ii)
Stockholder Losses	10.2
Stockholder Representative	Preamble
Suppliers	4.24
Surviving Corporation	2.1
Tax Proceeding	6.10(g)
Third Party Claim	10.3(a)
Transaction Tax Benefit	6.10(f)(ii)
Transfer Taxes	6.10(i)
Upward Adjustment	3.9(d)(i)
VEBA	4.15(c)
Vested Options	3.6(c)
Warranty	4.26

Section 1.3           Construction. Unless the context of this Agreement requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) all references in this Agreement to “dollars” or “$” will mean U.S. Dollars, (h) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”, (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise and will mean “and/or” and (j) the word “will” will mean “shall” and vice versa. Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and the rules and regulations promulgated thereunder. All Article, Section, Exhibit and Schedule references in this Agreement are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. For the avoidance of doubt, any subtraction of a negative number or amount hereunder will be equal to the addition of the absolute value of such negative number or amount. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Where the term “made available”, “provided” or other similar terms are used in this Agreement, it means, with respect to any document or information, that the same is either set forth on Schedule 1.1(f) or has been made available or otherwise accessible to Parent or its Representatives by means of the Project Panther virtual data rooms established by the Company or Parent or their respective Representatives via IntraLinks, Box.com, ShareFile, or sft.pwc.com/pwcfilegateway (and not removed) prior to 5:00 pm on the date of this Agreement. Notwithstanding anything else in this Agreement, and for the avoidance of double counting, to the extent an item is included under either the definition of Indebtedness or Transaction Expenses such item shall not also be included in the other definition or in the calculation of Net Working Capital, and no item included in the calculation of Net Working Capital shall be included in the definition of either Indebtedness or Transaction Expenses. For the avoidance of doubt, and notwithstanding the matter set forth on Schedule 1.1(g), the uncapitalized term “material adverse effect” is intended to have a different meaning than the capitalized term “Material Adverse Effect” defined in Section 1.1.

Article II
THE MERGER

Section 2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent.

Section 2.2           Effective Time. Prior to the Closing, Parent and the Company will prepare a certificate of merger, in the form of the certificate of merger attached hereto as Exhibit G (the “Certificate of Merger”). Upon the terms and subject to the provisions of this Agreement, the Parties will file the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware as soon as practicable on the Closing Date. As soon as practicable on or after the Closing Date, the Parties will make any and all other filings or recordings required under the DGCL to give effect to the Merger. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.3           Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all claims, restrictions, disabilities, Liabilities, debts and duties of the Company and Merger Sub will become the claims, restrictions, disabilities, Liabilities, debts and duties of the Surviving Corporation.

Section 2.4           Certificate of Incorporation; Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of incorporation of the Company will be amended and restated by virtue of the Merger to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the date of this Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of the Surviving Corporation will be amended and restated by virtue of the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated will be the bylaws of the Surviving Corporation, in each case, until duly amended as provided therein or by applicable laws; provided, however, that the certificate of incorporation and the bylaws as so amended will change the name of Merger Sub to “Cedar Creek Holdings, Inc.”.

Section 2.5           Directors and Officers. The directors of Merger Sub serving in those positions immediately prior to the Effective Time will become the directors of the Surviving Corporation as of the Effective Time, and will remain the directors of the Surviving Corporation after the Merger, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal. Subject to Section 8.2(g), the officers of the Company serving in those positions immediately prior to the Effective Time and who are employees of any member of the Company Group will become the officers of the Surviving Corporation as of the Effective Time, and will remain the officers of the Surviving Corporation after the Merger, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 2.6           Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement and the Merger, the Surviving Corporation and its proper officers, managers and members or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement and the Merger. The Stockholder Representative agrees to cooperate fully with Parent and, to the extent it has any relevant power or authority, use its commercially reasonable efforts to cause to be timely executed or delivered any such deeds, bills of sale, assignments or assurances described in this Section 2.6 that may be required to be executed or delivered by any of the Stockholders in furtherance of this Section 2.6.

Article III
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 3.1           Closing Date Statements.

(a)          Not less than three Business Days prior to the Closing Date, the Company will deliver to Parent a statement (the “Closing Date Financial Statement”), signed by the Chief Financial Officer of the Company (on behalf of the Company Group), which sets forth the Company’s good faith estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”), including reasonable supporting data and schedules relating to the calculation thereof, (ii) the Estimated Net Working Capital Surplus, if any, or the Estimated Net Working Capital Deficit, if any, (iii) the Closing Date Cash (the “Estimated Closing Date Cash”), (iv) the Closing Date Indebtedness on a lender-by-lender basis (the “Estimated Closing Date Indebtedness ”) and (v) the amount of Transaction Expenses by payee (the “Estimated Transaction Expenses”) (the amount of Merger Consideration determined on the basis of the foregoing the “Estimated Merger Consideration”). At the same time, the Company shall deliver attached to the Closing Date Financial Statement (i) copies of payoff letters (“Payoff Letters”) from each commercial lender to the Paid Indebtedness outstanding as of the Closing Date, satisfactory to Parent, and evidencing that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Paid Indebtedness will be repaid in full and that all Liens affecting any real or personal property of any member of the Company Group will be released and (ii) evidence satisfactory to Parent that, upon payment of the respective amounts specified in such Closing Date Financial Statement, each Person that is to be paid in accordance with such Closing Date Financial Statement will have been paid in full for all Paid Transaction Expenses, as applicable.

(b)          Not less than three Business Days prior to the Closing Date, the Company will deliver to Parent a statement (the “Closing Date Payment Statement”), signed by the Chief Financial Officer of the Company (on behalf of the Company Group), which sets forth, in each case, as of immediately preceding the Closing, the (i) name, mailing address and, if known, e-mail address of each Stockholder of record on the books and records of the Company, (ii) number of shares of Common Stock owned of record by each such Stockholder, (iii) number of shares of Series A Preferred Stock owned of record by each such Stockholder and their respective Series A Preference Amounts, (iv) number of shares and stock certificate numbers of Series B Preferred Stock owned of record by each such Stockholder and their respective Series B Preference Amounts, (v) portion of the Closing Date Payment Amount to be paid to each Stockholder pursuant to Section 3.2, (vi) name of each Option Holder and Phantom Equity Participant, (vii) Per Share Amount, (viii) Aggregate Option Exercise Price, (ix) with respect to each Option, the exercise price for a share of Common Stock, (x) amount of the Option Payment payable to each Option Holder pursuant to Section 3.6(c), (xi) Closing Aggregate Phantom Equity Distribution and the portion of the Closing Aggregate Phantom Equity Distribution payable to each Phantom Equity Participant in accordance with the Phantom Equity Agreement for such Phantom Equity Participant and (xii) number of Fully Diluted Shares.

(c)          Not less than three Business Days prior to the Closing Date, the Company will deliver to Parent the Closing Date Payments Exhibit in a proposed final form. The Company shall consult in good faith with Parent regarding the implementation of any reasonable revisions to the Closing Date Payments Exhibit proposed by Parent.

Section 3.2           Payment of the Estimated Merger Consideration. At the Closing, Parent will, or will cause one or more of its Subsidiaries to, (x) remit to the Company, by wire transfer of immediately available funds to an account of the Company designated in writing by the Company not less than three Business Days prior to the Closing, the aggregate amount of the Option Payments, if any, which the Company will disburse through a special payroll on the Closing Date or as soon as practicable thereafter to each In-the-Money Option Holder entitled to receive an Option Payment, subject to applicable withholding Tax and such Option Holder executing and returning an In-the-Money Option Holder Letter, in the form attached as Exhibit H (the “In-the-Money Option Holder Letter”), in accordance with the amounts set forth in the Closing Date Payment Statement, and (y) remit by wire transfer of immediately available funds to an account designated in writing by the Stockholder Representative not less than three Business Days prior to the Closing, the amounts in cash set forth on the Closing Date Payments Exhibit with respect to each Common Stockholder, Series A Preferred Stockholder and Series B Preferred Stockholder, in each case, who have delivered duly completed and validly executed Letters of Transmittal in accordance with Section 3.7(a) (the aggregate amount of such payments the “Closing Date Payment Amount”). The Closing Date Payment Amount shall be equal to (1) the Estimated Merger Consideration, minus (2) the aggregate amount of the Option Payments, if any, minus (3) the Adjustment Escrow Amount, minus (4) the Indemnity Escrow Amount, minus (5) the Stockholder Representative Expense Amount, minus (6) the amount that would have been paid in respect of a Dissenting Share in accordance with this Section 3.2 if such share did not constitute a Dissenting Share. Upon payment of the full Closing Date Payment Amount in accordance this Section 3.2, Parent will be fully released and discharged of any obligation with respect to the payment of the Closing Date Payment Amount. If any Common Stockholder, Series A Preferred Stockholder or Series B Preferred Stockholder fails to deliver a completed and validly executed Letter of Transmittal prior to the Closing, Parent will pay the amount in cash set forth on the Closing Date Payments Exhibit with respect to such Stockholder within three Business Days of receipt of a completed and validly executed Letter of Transmittal from such Stockholder after the Closing.

Section 3.3           Escrow. On the Closing Date, Parent will deposit in cash an amount equal to the Adjustment Escrow Amount plus the Indemnity Escrow Amount with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement. The Adjustment Escrow Amount, as adjusted from time to time, together with any interest earned thereon, will be referred to as the “Adjustment Escrow Fund.” The Indemnity Escrow Amount, as adjusted from time to time, together with any interest earned thereon, will be referred to as the “Indemnity Escrow Fund.” On the Closing Date, Parent will cause to be delivered to the Stockholder Representative the Stockholder Representative Expense Amount.

Section 3.4           Payment of Other Amounts Payable at Closing. On the Closing Date, Parent will:

(a)          on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Statement and the applicable Payoff Letters in respect therefor, the aggregate amount of Paid Indebtedness;

(b)          on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Statement and the applicable final invoices in respect therefor, the aggregate amount of Paid Transaction Expenses;

(c)          pay to the Company (for the benefit of the Phantom Equity Participants), the Closing Aggregate Phantom Equity Distribution, which the Company will disburse through a special payroll on the Closing Date or as soon as practicable thereafter to each Phantom Equity Participant, as appropriate, in accordance with the amounts set forth under the caption “Proceeds at Closing” on the Closing Date Payments Exhibit less applicable withholding Taxes, subject to such Phantom Equity Participant executing and returning an Phantom Equity Participant Letter, in the form attached as Exhibit I (the “Phantom Equity Participant Letter”) and the condition set forth on Schedule 3.4(c); and

(d)          pay to the Company (for the benefit of the Change of Control Bonus Recipients), the Closing Aggregate Change of Control Bonus Distribution, which the Company will disburse through a special payroll on the Closing Date or as soon as practicable thereafter to each Change of Control Bonus Recipient, as appropriate, in accordance with the amounts set forth under the caption “Proceeds at Closing” on the Closing Date Payments Exhibit less applicable withholding Taxes, subject to such Change of Control Bonus Recipient executing and returning a Change of Control Bonus Recipient Letter, in the form attached as Exhibit J (the “Change of Control Bonus Recipient Letter”);

(e)          pay to the Company (for the benefit of the recipients of discretionary bonuses awarded by the Company, a schedule of which having been provided to Parent at least three Business Days prior to Closing), the aggregate amount of such bonuses (for the avoidance of doubt, such bonuses will constitute Transaction Expenses) as set forth on the schedule, which the Company will disburse through a special payroll on the Closing Date or as soon as practicable thereafter to each recipient, as appropriate, in accordance with the amounts set forth on the schedule, less applicable withholding Taxes; and

(f)          pay to the Stockholder Representative (for the benefit of the Persons listed on Schedule 1.1(d)) the aggregate amount listed on Schedule 1.1(d) pursuant to the applicable Restricted Stock Repurchase Agreement (for the avoidance of doubt, such amounts will constitute Transaction Expenses), which the Stockholder Representative will disburse to the Persons listed on Schedule 1.1(d) in accordance with the amounts set forth on Schedule 1.1(d).

Except for any payment to a Phantom Equity Participant, Change of Control Bonus Recipient or a discretionary bonus recipient that will be distributed by the Company through the Company’s payroll, all payments required under this Section 3.4 will be made in cash by wire transfer of immediately available funds to such account as will be designated in writing at least three Business Days prior to the Closing Date by the recipient thereof.

Section 3.5           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)          Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, excluding shares of Company Stock to be canceled pursuant to Section 3.5(b) and any Dissenting Shares, will be canceled and convert automatically into the right to receive (i) an amount in cash as set forth in Section 3.2 and (ii) any portion of the Adjustment Amount (to be paid in accordance with Section 3.9(e)), any amounts from the Adjustment Escrow Fund or any amounts from the Indemnity Escrow Fund, in each case, to the extent applicable, payable, without interest, subject to the surrender of the Certificate formerly representing such shares of Company Stock and a duly completed and validly executed Letter of Transmittal, in each case, pursuant to Section 3.7.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Stock held in the treasury of the Company and any shares of Company Stock owned by any Subsidiary of the Company, Parent, Merger Sub or any other Subsidiary of Parent will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c)          Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.6           Termination of Options. Prior to the Effective Time, the Company will, subject to and conditioned upon the Closing, take or cause to be taken, all necessary action, which action will be effective as of the Effective Time, to:

(a)          terminate the Incentive Plan and all Option Agreements;

(b)          cancel each Option (whether vested or unvested) for no consideration except as provided in Section 3.6(c) and the right to receive any portion of the Adjustment Amount (to be paid in accordance with Section 3.9(e)), any amounts from the Adjustment Escrow Fund or any amounts from the Indemnity Escrow Fund; and

(c)          to the extent the exercise price for a share of Common Stock under an outstanding and unexercised vested Option (including those Options that vest in connection with the Transactions contemplated by this Agreement) (“Vested Options”) is less than the Per Share Amount (such Vested Options, the “In-the-Money Options”), make a cash payment through the Company’s next administratively practicable payroll to each In-the-Money Option Holder of an In-the-Money Option in an amount equal to (i) the excess of (A) the Per Share Amount, over (B) the exercise price for a share of Common Stock under such In-the-Money Option, multiplied by (ii) the total number of shares of Common Stock subject to such In-the-Money Option (such amount, an “Option Payment”), subject to applicable withholding Tax and such In-the-Money Option Holder executing and returning an In-the-Money Option Holder Letter.

Section 3.7           Surrender of Certificates.

(a)          Payment Procedures. The Company will mail, or will cause its designee to mail, to each Person that is a holder of record of Company Stock entitled to receive the amounts set forth in Section 3.2, subject to compliance with this Section 3.7(a): (i) a letter of transmittal, in the form attached as Exhibit K (the “Letter of Transmittal”), which will specify, among other things, (A) that the Stockholder Representative is designated to serve in the capacity set forth in Section 11.15, (B) that delivery will be effected, and risk of loss and title to the certificates evidencing such shares of Company Stock (the “Certificates”) will pass, only upon proper delivery of the Certificates and the Letter of Transmittal to the Company and (C) a customary release; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Closing Date Payment Amount to be paid to such holder of record of Company Stock by the Stockholder Representative in accordance with Section 3.2; it being understood and agreed that (1) the delivery of a duly completed and validly executed Letter of Transmittal is a condition to each Stockholder receiving any portion of the amounts to which such Stockholder would otherwise be entitled under this Article III and (2) the terms and conditions of the Letter of Transmittal were specifically negotiated by Parent as an inducement for it to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement. Upon surrender to the Company of a Certificate for cancellation, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the amount (if any) to be paid in respect of each share of Company Stock formerly evidenced by such Certificate in accordance with Section 3.2 and Section 3.9(e), without interest, and such Certificate will then be cancelled. Until surrendered as contemplated by this Section 3.7, each Certificate (other than certificates representing Dissenting Shares or other shares of Company Stock cancelled pursuant to Section 3.5(b)) will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the amount of cash, if any, to which the holder of such Certificate is entitled pursuant to this Article III, without interest.

(b)          No Further Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III will be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Certificates and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Certificates will cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(c)          Lost Certificates. If a Stockholder’s Certificate has been lost, stolen or destroyed, the Stockholder may submit in lieu thereof, an affidavit of loss or destruction containing an indemnity against claims that may be made against the Surviving Corporation with respect to such Certificate, but without the necessity of posting a bond or any other payments related thereto, and the Stockholder Representative will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof in accordance with this Article III.

(d)          Unclaimed Merger Consideration. Any former stockholders of the Company who have not theretofore complied with this Article III or the Letter of Transmittal will thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration in respect of each share of Company Stock as such stockholder held prior to the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing and anything to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative or any other Person will be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws. Notwithstanding anything to the contrary, any portion of the Merger Consideration to be paid in accordance with this Article III that remains undistributed to any former holder of Company Stock, as of immediately prior to the date on which the Merger Consideration that would otherwise escheat to or become the property of any Governmental Entity, will, to the maximum extent permitted by Law, automatically become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.8           Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Share will not be converted into the right to receive the amount of cash as provided in Section 3.2 or any other amounts contemplated by this Agreement, if any, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Share pursuant to Section 262 of the DGCL. Each holder of Dissenting Shares who, pursuant to Section 262 of the DGCL, becomes entitled to payment thereunder for such shares will receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor will have been agreed upon or finally determined pursuant to Section 262 of the DGCL). If, after the Effective Time, any Dissenting Share will lose its status as a Dissenting Share, then any such share will immediately be converted into the right to receive the amount of cash as provided in Section 3.2 and any other amounts contemplated by Section 3.9(e), if any, without interest, as if such share never had been a Dissenting Share, and Parent will deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in Section 3.7, the amount of cash as provided in Section 3.2 and Section 3.9(e), if any, without interest, as if such share had never been a Dissenting Share. The Company will give Parent (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Dissenting Share. Upon resolution of the amount due a holder or holders of a Dissenting Share, Parent will pay such holder or holders the resolved value of such Dissenting Share.

Section 3.9           Merger Consideration Adjustment.

(a)          No later than 90 days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Preliminary Adjustment Schedule”), which sets forth Parent’s calculation of (i) the Net Working Capital (the “Preliminary Net Working Capital”), (ii) the Net Working Capital Surplus, if any (the “Preliminary Net Working Capital Surplus”), or the Net Working Capital Deficit, if any (the “Preliminary Net Working Capital Deficit”), (iii) Closing Date Cash (the “Preliminary Closing Date Cash”), (iv) Closing Date Indebtedness (the “Preliminary Closing Date Indebtedness”), (v) Transaction Expenses (the “Preliminary Transaction Expenses”), and (vi) the Adjustment Amount calculated based on the information contained in the Preliminary Adjustment Schedule.

(b)          The Stockholder Representative will have 60 days following receipt of the Preliminary Adjustment Schedule during which to notify Parent of any dispute of any item contained in the Preliminary Adjustment Schedule, which notice will set forth in reasonable detail the basis for such dispute. If the Stockholder Representative does not notify Parent of any such dispute within such 60 day period, the Preliminary Adjustment Schedule will be deemed to be the Final Adjustment Schedule. If the Stockholder Representative notifies Parent of any such dispute within such 60 day period, Parent and the Stockholder Representative will cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Final Adjustment Schedule will be prepared in accordance with the agreement of Parent and the Stockholder Representative. The Stockholder Representative and its representatives shall be given such access to the financial books and records and appropriate employees, accountants and advisers of the Company Group as the Stockholder Representative may reasonably request to the extent reasonably necessary to confirm Parent’s calculation set forth in the Preliminary Adjustment Schedule.

(c)          If Parent and the Stockholder Representative are unable to resolve any dispute regarding the Preliminary Adjustment Schedule within 30 days (or such longer period as Parent and the Stockholder Representative will mutually agree in writing), following notice of such dispute, such dispute will be submitted to, and all issues having a bearing on such dispute will be resolved by the dispute resolution group of FTI Consulting, or in the event that FTI Consulting is unable or unwilling to take such assignment, the dispute resolution group of an internationally recognized accounting or financial consulting firm mutually agreed upon by Parent and the Stockholder Representative (FTI Consulting or the accounting firm so selected, the “Arbitrator”). Such resolution will be final and binding on the Parties. Parent and the Stockholder Representative will instruct the Arbitrator to make a final determination of Net Working Capital, the Net Working Capital Deficit, if any, or the Net Working Capital Surplus, if any, the Closing Date Cash, the Closing Date Indebtedness, the Transaction Expenses and the Adjustment Amount based solely on the items that are in dispute and that, in resolving such items in dispute and in determining Net Working Capital, the Net Working Capital Deficit, if any, or the Net Working Capital Surplus, if any, the Closing Date Cash, the Closing Date Indebtedness, the Transaction Expenses and the Adjustment Amount, the Arbitrator will not assign to any item in dispute a value that is (i) greater than the greatest value for such item assigned by Parent, on the one hand, or the Stockholder Representative, on the other hand, or (ii) less than the smallest value for such item assigned by Parent, on the one hand, or the Stockholder Representative, on the other hand. The Arbitrator will make its determination based solely on the information presented to it by the Parties and will not undertake an independent review. The Arbitrator will use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees and disbursements of or related to the Arbitrator will be borne by Parent and the Stockholder Representative based on the inverse of the percentage that the Arbitrator’s determination bears to the aggregate amount of all of the items in dispute as submitted to the Arbitrator by Parent and the Stockholder Representative. For example, should the items in dispute total $1,000 and the Arbitrator awards $600 in favor of the Stockholder’s Representative’s position, 60% of the fees and disbursements of its review would be borne by Parent and 40% of the fees and disbursements would be borne by the Stockholder Representative. If any disputes are submitted to the Arbitrator pursuant to this Section 3.9(c), the Final Adjustment Schedule will be prepared in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of Parent and the Stockholder Representative.

(d)          Within five Business Days following the determination of the Final Adjustment Schedule in accordance with this Section 3.9:

(i)          if the Adjustment Amount is positive, then (A) Parent will pay, or cause to be paid, an amount equal to such excess (such amount, the “Upward Adjustment”) in accordance with Section 3.9(e) (provided, that any portion of the Upward Adjustment that would have been paid in respect of a Dissenting Share in accordance with Section 3.9(e) if such share did not constitute a Dissenting Share will instead be retained by Parent and the Upward Adjustment payable pursuant to Section 3.9(e) will be reduced by the corresponding amount), and (B) Parent and the Stockholder Representative will promptly deliver a joint written instruction to the Escrow Agent instructing it to release the Adjustment Escrow Fund in accordance with Section 3.9(e). Upon payment of such Upward Adjustment, Parent will be fully released and discharged of any obligation with respect to payment of the Adjustment Amount; and

(ii)         if the Adjustment Amount is negative (such amount, the “Downward Adjustment”), then Parent and the Stockholder Representative will promptly deliver a joint written instruction to the Escrow Agent to effectuate disbursement of the Downward Adjustment to Parent from the Adjustment Escrow Fund and thereafter, with respect to any amounts in excess of the Adjustment Escrow Fund, from the Indemnity Escrow Fund, of the lesser of (A) the amount of the Downward Adjustment that exceeds the amount of the Adjustment Escrow Fund and (B) the then-remaining amount of the Indemnity Escrow Fund. If any amount remains in the Adjustment Escrow Fund after the distribution of the Downward Adjustment to Parent, Parent and the Stockholder Representative will promptly deliver a joint written instruction to the Escrow Agent to effectuate disbursement of the remaining amount of the Adjustment Escrow Fund in accordance with Section 3.9(e).

(e)          Payment of the Upward Adjustment, if any, or release from the Adjustment Escrow Fund for the benefit of the Stockholders, In-the-Money Option Holders, Phantom Equity Participants and Change of Control Bonus Recipients, if any, pursuant to Section 3.9(d) will be paid to the Stockholders, In-the-Money Option Holders, Phantom Equity Participants and Change of Control Bonus Recipients in the percentages set forth under the caption “Percent of Proceeds from Escrow Account and Stockholder Representative Expense Release” on the Closing Date Payments Exhibit.

(f)          Except for any payment to an In-the-Money Option Holder, a Phantom Equity Participant or a Change of Control Bonus Recipient that will be distributed by the Company through the Company’s payroll pursuant to Section 3.9(e), all payments required under this Section 3.9 will be made in cash by wire transfer of immediately available funds to such bank accounts as will be designated in writing by the recipients or, in the case of payments to Stockholders, by the Stockholder Representative.

(g)          Any payment that is to be made pursuant to Section 3.9(e) to an Equity Holder, which is attributable to an Option will, to the extent required by applicable Law, be treated for Tax purposes as a payment, when and if made, of compensation for services and, accordingly, Parent will reduce, or will cause the Company to reduce, each such payment by the amount of any required federal, foreign, provincial, state, or local withholding Taxes payable by the Company or any Subsidiary with respect to such payment. Parent will pay or will cause the Company or such Subsidiary to pay such withholding Taxes to the applicable Governmental Entities as required by Law.

Section 3.10         Withholding. Notwithstanding anything in this Agreement to the contrary, each member of the Company Group, the Stockholder Representative, Parent (including its Affiliates and Representatives) and the Escrow Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent and the Stockholder Representative shall cooperate in good faith to minimize any withholding tax, and Parent will notify the Stockholder Representative two Business Days prior to the Closing of any withholding in respect of the Closing Date Payment.

Article IV
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are made as of such date) as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the respective section of the Schedules; provided, however, that disclosure made in one section or paragraph of the Schedules will also be deemed disclosed with respect to other sections or paragraphs of this Article IV to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other sections or paragraphs.

Section 4.1           Organization. Each member of the Company Group is duly formed and validly existing under the Laws of the jurisdiction of formation set forth on Schedule 4.1, and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each member of the Company Group is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities as now being conducted or the location of the properties owned or leased by it requires such qualification or registration, except for any failure to so qualify or be in good standing that would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Organizational Documents of each member of the Company Group as currently in effect and the record books with respect to material actions taken by its stockholders, board of directors, members and managers, as applicable, in each case, during the past five years. Schedule 4.1 contains a correct and complete list of the jurisdictions in which each member of the Company Group is qualified or registered to do business as a foreign entity.

Section 4.2           Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject in the case of the consummation of the Merger, to the Stockholder Approval. The Stockholder Approval is the only vote or approval of the holders of Equity Interests of the Company necessary to adopt this Agreement and to approve, and no other action on the part of the Company or its board of directors is necessary to authorize the execution and delivery of this Agreement and the Merger, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger. This Agreement has been duly authorized, executed and delivered by the Company and, when duly authorized, executed and delivered by all other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

Section 4.3           Capital Structure.

(a)          Schedule 4.3(a) sets forth (i) the number of Equity Interests of each member of the Company Group that are authorized, (ii) the number of Equity Interests of each member of the Company Group that are issued and outstanding and (iii) the record ownership of the outstanding shares of such Equity Interests; it being understood that the Company may provide an updated Schedule 4.3(a) at any time up to three Business Days prior to the Closing so long as (A) the updated Schedule 4.3(a) does not increase the consideration to be received from the Merger for any officer who is continuing after the Merger to an amount that is material to the individual and (B) the aggregate payments contemplated by the Closing Date Payments Exhibit do not exceed the Merger Consideration. All of the issued and outstanding Equity Interests of each member of the Company Group were duly authorized and validly issued and, with respect to shares of capital stock, fully paid and nonassessable. All of the issued and outstanding Equity Interests of each member of the Company Group are held of record by the Persons and in the amounts set forth on Schedule 4.3(a) and were not issued or acquired by the holders thereof in violation of any Law or Contract, and none of such Equity Interests are subject to preemptive rights of any Person. Other than the Equity Holders and other members of the Company Group, no other Person is the record holder of any Equity Interests in any member of the Company Group.

(b)          No Equity Interests of any member of the Company Group are reserved for issuance or are held as treasury shares. There are no (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, to which any member of the Company Group is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or obligating such person to issue, grant, extend or enter into any such option, warrant, right, call, commitment, right, subscription, claim, Contract, obligation, security or plan, (ii) outstanding Contracts of any member of the Company Group, the Equity Holders or any other Person to purchase, repurchase, redeem or otherwise acquire any outstanding Equity Interests of any member of the Company Group, (iii) dividends which have accrued or been declared but are unpaid on the Equity Interests of any member of the Company Group, (iv) outstanding or authorized equity appreciation, phantom stock, stock plans, profit participation plans, profit units, equity plans or similar rights with respect to any member of the Company Group and (v) voting Contracts or other stockholder Contracts relating to the management or Equity Interests of any member of the Company Group.

(c)          With respect to each Option, Schedule 4.3(c) lists, as of the date of this Agreement, the name of the holder of such Option, the number of vested and unvested shares of Common Stock covered by such Option, the date of grant, the cash exercise price per share of such Option, the type of such Option (i.e., whether an incentive stock option or non-qualified stock option) and the applicable expiration date.

(d)          None of the Company’s issued and outstanding Equity Interests is presently subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(e)          Schedule 4.3(e) lists, as of the date of this agreement, the name of each Phantom Equity Participant, the Phantom Equity Agreements, the amount and class of Phantom Equity granted to each Phantom Equity Participant pursuant to the Phantom Equity Agreements. Other than the Phantom Equity, no member of the Company Group has granted any phantom stock to any Person.

(f)          No member of the Company Group has ever purchased, redeemed or otherwise acquired any Equity Interests of any member of the Company Group. Schedule 4.3(f) lists all non-cash dividends or non-cash distributions made by each member of the Company Group to its stockholders since December 31, 2016. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Equity Interests of any member of the Company Group or any entity that has been merged into any member of the Company Group has given rise to any Legal Dispute by any Person that is enforceable against any member of the Company Group, the Equity Holders or Parent. All redemptions or transfers of Equity Interests of each member of the Company Group since the Balance Sheet Date are set forth on Schedule 4.3(f).

(g)          No member of the Company Group has owned in the past five years or currently owns, directly or indirectly, any Equity Interests in any other Person other than in another member of the Company Group.

(h)          (i) Schedule 4.3(h) sets forth a correct and complete description (including amount) of all Indebtedness and (ii) immediately following the Closing, no member of the Company Group will have any outstanding Indebtedness.

(i)          There are no bonds, debentures, notes or other Indebtedness or securities of any member of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of Equity Interests of any member of the Company Group may vote.

(j)          All action contemplated under Article III complies in all respects with the Organizational Documents of the Company and the terms of each plan and document evidencing each unit of Phantom Equity and each Option, in each case, in all material respects.

Section 4.4           Absence of Restrictions and Conflicts. Subject to receipt of the Stockholder Approval, the filing of the Certificate of Merger and the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents, the consummation of the Transactions, and the fulfillment of and compliance with the terms and conditions of this Agreement and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, (a) conflict with, or constitute a breach of or default under, any term or provision of the Organizational Documents of any member of the Company Group, (b) conflict with, constitute a breach of or default under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Company Contract or any License applicable to any member of the Company Group, (c) violate any Governmental Order to which any member of the Company Group is a party or by which any member of the Company Group or any of their respective properties are bound or (d) violate any Law or arbitration award applicable to any member of the Company Group, except where the occurrence of any of the foregoing described in (i) clause (b) would not reasonably be expected to have a Material Adverse Effect and (ii) clause (c) or (d) above would not reasonably be expected to have a material adverse effect on the Company Group taken as a whole. Except for (i) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder and (ii) any filings as may be required under the DGCL in connection with the Merger, no consent, approval, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to any member of the Company Group or any Stockholder in connection with the execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the Transactions.

Section 4.5           Real Property.

(a)          Schedule 4.5(a) sets forth the address of each Owned Real Property. A member of the Company Group, as listed on Schedule 4.5(a), has good and marketable fee simple title to the Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens. No member of the Company Group has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof. Other than the right of Parent and Merger Sub pursuant to this Agreement, no member of the Company Group has granted any Person any options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any material portion thereof or interest therein. No member of the Company Group is a party to any agreement to purchase any real property or interest therein.

(b)          Schedule 4.5(b) sets forth a list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). A member of the Company Group, as listed on Schedule 4.5(b), has a valid leasehold interest in the Leased Real Property and each Lease is in full force and effect. No member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and no member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c)          Schedule 4.5(c) sets forth a description of all material Leasehold Improvements for each Leased Real Property. To the Knowledge of the Company, a member of the Company Group has good and marketable title to the Leasehold Improvements, free and clear of all liens and encumbrances, except Permitted Liens and subject to any reversion of such Leasehold Improvements set forth in the Lease for such Leased Real Property, and other than the right of Parent and Merger Sub pursuant to this Agreement, no member of the Company Group has granted any Person any outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d)          To the Knowledge of the Company, no portion of the Company Real Property, or any building or improvement located thereon, violates any Laws relating to zoning, building, land use or noise control, except as would not reasonably be expected to have a material adverse effect on the Company Group, taken as a whole. Except for the Permitted Liens, no Company Real Property is subject to any Liens.

(e)          There is no condemnation, expropriation or similar proceeding pending against any of the Owned Real Property or, to the Knowledge of the Company, pending against any of the Leased Real Property or Leasehold Improvements or threatened against any of the Company Real Property or any improvement thereon. The Company Real Property constitutes all of the real property utilized by the Company Group in the operation of the Business.

Section 4.6           Title to Assets; Related Matters.

(a)          Each member of the Company Group has good title to, or a valid leasehold interest in, as applicable, all personal property and assets used in their respective businesses, except for defects in title or failures to be in full force and effect that would not reasonably be expected to have a material adverse effect on the Company Group, taken as a whole.

(b)          All equipment and other items of tangible personal property and assets of each member of the Company Group (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the ordinary course of business and (iii) conform in all material respects to all Laws applicable thereto. No Person other than members of the Company Group owns any equipment or other tangible personal property or assets situated on the premises of any member of the Company Group, except for items that are subject to personal property leases. Since December 31, 2016, no member of the Company Group has sold, transferred or disposed of any assets, other than in the ordinary course of business. Schedule 4.6(b) sets forth a correct and complete list and general description of each item of tangible personal property of each member of the Company Group (including leased personal property) having a book value of more than $200,000.

Section 4.7           Financial Statements. The Financial Statements are attached as Schedule 4.7. The Financial Statements have been prepared from the books and records of the applicable member of the Company Group, and such books and records have been maintained on a basis to permit the preparation of the Financial Statements in accordance with GAAP. The Audited Financial Statements (including the related footnotes and schedules) present fairly, in all material respects, the financial position of the Company Group as of December 31, 2015 and December 31, 2016, and the results of their operations and their cash flows for years then ended, in each case in accordance with GAAP. The Unaudited Financial Statements (including the related footnotes and schedules) present fairly, in all material respects, the financial position of the Company Group as of December 31, 2017, and the results of their operations and their cash flows for the year then ended, in each case in accordance with GAAP, subject to the absence of footnotes (in each case, the effect of which will not result in a material adverse effect to the Company Group, taken as a whole). The Interim Financial Statements (including the related footnotes and schedules) present fairly, in all material respects, the financial position of the Company Group as of January 31, 2017, and the results of their operations and their cash flows for the month then ended, in each case in accordance with GAAP, subject to year-end adjustments, the absence of notes and any other adjustments described therein. During the past three years, there has been no change in any accounting (or Tax accounting) policy, practice or procedure of any member of the Company Group. Each member of the Company Group maintains accurate books and records reflecting each of their assets and Liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 4.8           No Undisclosed Liabilities. There are no material Liabilities of any member of the Company Group other than those that (a) are set forth on the Balance Sheet, (b) were incurred in the ordinary course of business after the Balance Sheet Date, or (c) constitute Indebtedness or Transaction Expenses.

Section 4.9           Absence of Certain Changes. Since the Balance Sheet Date:

(a)          (i) the Company Group has conducted the Business in the ordinary course of business in all material respects and (ii) there has not been any (A) Material Adverse Effect or (B) damage, destruction, loss or casualty not fully covered by insurance to property or assets of any member of the Company Group resulting in uncovered Liability or loss in excess of $250,000; and

(b)          without limiting the generality of the foregoing, since the Balance Sheet Date, no member of the Company Group has taken any action that would have been prohibited by Section 6.1 if it had been taken after the date of this Agreement and prior to the Closing Date.

Section 4.10         Legal Proceedings. There is no Legal Dispute pending or, to the Knowledge of the Company, threatened in writing against, relating to or involving any member of the Company Group (a “Legal Proceeding”) nor has there been any such Legal Proceeding within the past three years. None of the Legal Proceedings set forth on Schedule 4.10, if finally determined adversely to any member of the Company Group, would have a Material Adverse Effect.

Section 4.11         Compliance with Law.

(a)          (i) Each member of the Company Group is (and has been at all times during the past five years) in compliance in all material respects with all applicable Laws, (ii) no member of the Company Group has been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Company, no member of the Company Group is otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (iii) no member of the Company Group is a party to, or bound by, any Governmental Order and (iv) each member of the Company Group has filed all reports and has all material Licenses required to be filed with any Governmental Entity on or prior to the date of this Agreement. No member of the Company Group sells, or has sold in the past five years, any product or provided any services to any Governmental Entity. No member of the Company Group is currently a party or subject to any Contract with any Governmental Entity. Neither the Company nor any Subsidiary is debarred or suspended from doing business with any Governmental Entity.

(b)          Each member of the Company Group possesses and is in compliance with, all Licenses required to conduct their respective businesses as now being conducted (each, a “Material Permit”), except for failures to have such Material Permits that would not reasonably be expected to have a material adverse effect on the Company Group, taken as a whole. Except for violations, revocations, limitations, terminations, losses, expirations or failures to be in full force and effect that would not reasonably be expected to have a material adverse effect on the Company Group, taken as a whole, (i) such Material Permits are in full force and effect, (ii) no material violations are or have been recorded in respect of any thereof, (iii) no proceeding is pending or, to the Knowledge of the Company, threatened in writing, to revoke or limit any thereof, (iv) none of the Material Permits will be terminated or become terminable as a result of the Transactions, and (v) no loss or expiration of any Material Permit is pending or, to the Knowledge of the Company, threatened in writing (other than expiration upon the end of any term). Schedule 4.11(b) lists each Material Permit together with the name of the Governmental Entity issuing such Material Permit.

(c)          No member of the Company Group, nor any of their respective officers or directors, nor, to the Knowledge of the Company, anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the books and records of the Company Group in connection with or in any way relating to or affecting any member of the Company Group.

(d)          No member of the Company Group nor any Representative thereof has offered or given, and, to the Knowledge of the Company, no Person has offered or given on its behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case ((i)-(iii)) while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any member of the Company Group in obtaining or retaining business for, with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any member of the Company Group in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.12         Company Contracts.

(a)          Schedule 4.12(a) sets forth, as of the date of this Agreement, a list under separate headings of each of the following written Contracts to which any member of the Company Group is a party or by which any member of the Company Group has any Liability, and that is currently in effect (other than purchase orders entered into in the ordinary course of business) (such Contracts, together with the Related Party Agreements, the “Company Contracts”):

(i)          all Contracts under which any member of the Company Group has incurred any outstanding Indebtedness (other than endorsements for the purpose of collection, purchases of equipment or materials made under conditional sales contracts, or surety bonds or similar instruments, in each case in the ordinary course of business), letter of credit, banker’s acceptance or similar credit transaction or any guaranty by any member of the Company Group of any obligation in respect of borrowed money;

(ii)         (A) all Leases and (B) all leases and similar agreements with respect to any machinery, equipment, vehicle or other tangible personal property that has future Liability to the Company Group in excess of $300,000 per annum and is not terminable by any member of the Company Group upon notice of 30 days or less for a cost of less than $300,000;

(iii)        all Contracts that (A) limit or restrict any member of the Company Group or any of their respective Affiliates from engaging in any business or other activity in any jurisdiction, (B) create any exclusive or preferential relationship or arrangement, (C) otherwise restrict or limit the ability of any member of the Company Group to operate or expand the Business, or (D) contain a “most favored nation” provision;

(iv)        all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any member of the Company Group of an amount in excess of $300,000;

(v)         all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, or the Closing, or in connection with the Merger;

(vi)        all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(vii)       all Contracts granting any Person a Lien other than a Permitted Lien on all or any part of any asset of the Company Group;

(viii)      all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company Group;

(ix)         all Contracts with any agent, distributor, reseller or Representative that provides for annual payments to any member of the Company Group in excess of $300,000 and that are not terminable by such member of the Company Group upon 30 days’ or less notice for a cost of less than $300,000;

(x)          all Contracts (A) with respect to material Company Intellectual Property licensed or transferred to any third party, (B) pursuant to which a third party has licensed any material Intellectual Property to any member of the Company Group (excluding any licenses that require a payment or have a replacement cost of less than $50,000 per annum), or (C) pursuant to which use, commercial exploitation, assignability or enforcement of any material Company Intellectual Property owned by any member of the Company Group is limited, restricted or prohibited, including territorial restrictions, field of use limitations, covenants not to sue and non-competition restrictions and excluding any Contracts that are the subject of clause (A).

(xi)         all Contracts (A) pursuant to which any member of the Company Group is obligated to indemnify or make any indemnification payments to any Person other than in the ordinary course of business or (B) providing for an retention or severance obligation continuing after the Closing of any member of the Company Group to any current or former employee that contains any change of control or similar provisions in respect of any current or former employee of the Company Group;

(xii)        all joint venture or partnership Contracts and all other Contracts providing for the sharing of any revenue or profits;

(xiii)       all Contracts providing for any business acquisition by any member of the Company Group since January 1, 2012 (excluding any ancillary documents thereto);

(xiv)      all Contracts with Customers (excluding work orders and purchase orders individually providing revenue to any member of the Company Group of an amount less than $300,000) for the provision of goods or services by any member of the Company Group;

(xv)       all Contracts with Suppliers (excluding work orders and purchase orders individually requiring any member of the Company Group to spend an amount less than $300,000) for the provision of goods or services for any member of the Company Group; and

(xvi)      all (A) Employment Agreements providing for base compensation in excess of $150,000 per annum that is not terminable by any member of the Company Group upon 30 days’ or less notice with no ongoing Liability and (B) all collective bargaining Contracts with any trade union, works council or labor organization.

(b)          Correct and complete copies of all Company Contracts, and all material ancillary documents thereto, have been made available to Parent. The Company Contracts are legally enforceable against the applicable member of the Company Group and, to the Knowledge of the Company, each other party to such Company Contracts, in each case, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. The applicable member of the Company Group and, to the Knowledge of the Company, each other party to such Company Contracts, has performed all material obligations required to be performed by it to date under the Company Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. As of the date of this Agreement, no member of the Company Group is participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new Contract applicable to the applicable member of the Company Group or the real or personal property of the applicable member of the Company Group that would be a Company Contract, other than in the ordinary course of business.

Section 4.13         Tax Returns; Taxes.

(a)          All U.S. federal, state and local income Tax Returns and all other material Tax Returns required to have been filed by any member of the Company Group, have been duly filed and are correct and complete in all material respects. All Taxes shown as due on such Tax Returns, and all material Taxes otherwise due and owing by any member of the Company Group, have been paid in full.

(b)          There are not now any extensions of time (other than extensions of time automatically granted) in effect with respect to the dates on which any Tax Returns of any member of the Company Group were or are due to be filed. All material deficiencies asserted as a result of any examination of any Tax Returns of any member of the Company Group have been paid in full, accrued on the books of the applicable member of the Company Group or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed material deficiency for any other taxable period.

(c)          No claims have been asserted and no proposals or material deficiencies for any Taxes of any member of the Company Group are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of any member of the Company Group is currently underway, pending or threatened in writing. No claim has ever been made by a Taxing Authority in a jurisdiction in which any member of the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)          Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party. There are no outstanding waivers or agreements by or on behalf of any member of the Company Group for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings pending between any member of the Company Group and any Taxing Authority.

(e)          There are no Liens for Taxes on any of the assets of the Company Group (other than Permitted Liens).

(f)          No member of the Company Group (i) is a party to any Tax allocation, sharing or indemnification agreement under which any member of the Company Group will have any Liability after the Closing; (ii) has been a member of an affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent); or (iii) has any Liability for the Taxes of any Person (other than any other member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(g)          The Company has made available to Parent correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agent’s reports and any accountants’ work papers) of the Company that have been filed relating to each member of the Company Group’s respective operations for Taxable periods ended on or after December 31, 2013.

(h)          No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(i)          No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Post-Closing Tax Period as a result of any: (i) change in method of accounting for a Taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); (v) prepaid amount received on or before the Closing Date; or (vi) election made under Section 108(i) of the Code.

(j)          No member of the Company Group has been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(k)          Cedar Creek LLC is classified as a disregarded entity for U.S. federal income tax purposes. Venture Development & Construction, LLC is classified as a corporation for U.S. federal income tax purposes.

Section 4.14         Officers and Employees. Schedule 4.14 contains a correct and complete list of (a) all of the officers of each member of the Company Group as of the date of this Agreement, specifying their position, annual rate of compensation, primary work location, and length of service, respectively, and (b) all of the employees (whether full-time, part-time or otherwise) of each member of the Company Group as of the date of this Agreement, specifying their position, status (i.e., whether active or on a leave of absence), annual salary or hourly wages, as applicable, primary work location, length of service, date of hire or commencement date, as applicable, consulting fees, classification as exempt or non-exempt under applicable wage and hour Laws, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement. No member of the Company Group is a party to or bound by any Employment Agreement. The Company has provided to Parent correct and complete copies of each Employment Agreement to which any member of the Company Group is a party, or by which any of them is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the applicable member of the Company Group. There is no existing default or breach of any member of the Company Group, as applicable, under any Employment Agreement. No member of the Company Group nor any Stockholder has received a claim from any Governmental Entity to the effect that any member of the Company Group has improperly classified as an independent contractor any Person named on Schedule 4.14. To the Knowledge of the Company, no member of the Company Group nor any Stockholder has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of any member of the Company Group with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transactions or otherwise. All officers and employees of each member of the Company Group are active on the date of this Agreement. No employee of the Company Group is employed by the Company Group outside of the U.S. No management level employee has notified any member of the Company Group that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date.

Section 4.15         Company Benefit Plans.

(a)          Set forth on Schedule 4.15(a) is a list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent correct, complete and current copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms; (ii) where applicable, any trust agreements, insurance policies and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereto); (iii) any summary plan descriptions, summaries of material modifications, material communications and employee handbooks; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code, a copy of the most recent determination (or opinion or advisory) letter, if any, from the IRS; (v) the two most recent financial statements and actuarial valuation reports thereof, if applicable; (vi) any materials relating to any government investigation or audit or any submission under any voluntary compliance procedures within the prior three years; (vii) the annual report on Internal Revenue Service Form 5500-series or 990 for the last two years for each Company Benefit Plan required to file such form; and (viii) all material Contracts currently in effect relating to each Company Benefit Plan, including service provider Contracts, insurance Contracts, annuity Contracts, investment management Contracts, subscription Contracts, participation Contracts and recordkeeping Contracts.

(b)          No member of the Company Group, nor, to the extent any material Liability could reasonably be expected to be incurred by the Company Group or Parent, any ERISA Affiliate, has within the prior six years maintained or been required to contribute to any benefit plan subject to Title IV or Section 412 of the Code or Section 302 of ERISA. No member of the Company Group, nor, to the extent any material Liability could reasonably be expected to be incurred by the Company Group or Parent, any ERISA Affiliate, has within the prior six years maintained or been required to contribute to (or borne any Liability with respect to) any “multiple employer plan” within the meaning of the Code or ERISA or any “multiemployer plan” as defined in Section 3(37) of ERISA. No Liability under Title IV of ERISA has been or is expected to be incurred by any member of the Company Group.

(c)          Each Company Benefit Plan, including any associated trust or fund, has been administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, except to the extent such noncompliance would not result in any material Liability. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or is the subject of a favorable opinion or advisory letter from the IRS on the form of such Company Benefit Plan. Each Company Benefit Plan that is a “voluntary employees’ beneficiary association” under Section 501(c)(9) (a “VEBA”) has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this Section 4.15(c), to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination letter or opinion letter or that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust or VEBA. No member of the Company Group has filed within the prior three years, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan. No complete or partial termination of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has occurred within the prior three years or is expected to occur prior to the Effective Time. No member of the Company Group has any commitment, intention or understanding to create, modify or terminate any Company Benefit Plan. Except as required to maintain the tax qualified status of any Company Benefit Plan intended to qualify under Section 401(a) of the Code or required under any other Law, no provision of any Company Benefit Plan would prevent the amendment or termination of such Company Benefit Plan. With respect to each Company Benefit Plan which provides for the grant of options to purchase Equity Interests of any member of the Company Group, each such stock option has been granted at an exercise price equal to no less than the fair market value of the stock of such member of the Company Group, as applicable, at the date of grant and there has been no “backdating” of any such stock options.

(d)          No member of the Company Group, nor to the Knowledge of the Company any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any member of the Company Group to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(e)          All contributions, assessments and premium payments required to be made on account of each Company Benefit Plan have either been made or accrued on the Financial Statements, and each member of the Company Group has timely deposited all amounts withheld from employees into appropriate trusts or accounts, and, to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to result in a material increase in the cost to the Company Group of providing benefits under the Company Benefit Plans as compared to the most recently ended fiscal year except for any such increases in the ordinary course of business or resulting from market conditions. No deduction with respect to a Company Benefit Plan has been challenged or disallowed by any Governmental Entity, and to the Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. There are no existing or, to the Knowledge of the Company, threatened Legal Proceedings relating to a Company Benefit Plan, other than routine claims for information or benefits in the ordinary course of business. No Company Benefit Plan or, to the Knowledge of the Company, any fiduciary thereof has been the direct subject of an audit, investigation or examination by any Governmental Entity within the prior three years.

(f)          Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code or similar state or local law or as set forth in an Employment Agreement that has been provided to Parent, no Company Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits, and no member of the Company Group has any Liability to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Each Company Benefit Plan may be amended or terminated by the applicable member of the Company Group without any material Liability (except ordinary course administrative Liabilities or vesting of benefits under a Company Benefit Plan that is a retirement plan).

(g)          Except as contemplated by this Agreement with respect to Equity Interests of the Company, neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any member of the Company Group under any Company Benefit Plan or (ii) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments or Liabilities to any employee, director or consultant of any member of the Company Group.

(h)          Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)          No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any member of the Company Group or any Company Benefit Plan to material penalties or excise Tax Liabilities under Sections 4980D or 4980H or 4980I of the Code or any other provision of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder as in effect as of the date hereof, the effectiveness of which have not been delayed.

(j)          There is no Contract with any Person which provides for any payment to any employee by any member of the Company Group, which payment would fail to be deductible by reason of Section 280G of the Code or which would exceed the deduction limits under Section 404 of the Code.

Section 4.16         Labor Relations. Each member of the Company Group is, and has been for the past three years, in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the withholding of Taxes on payments to employees, the termination of employment, and occupational safety and health standards. For the past three years, all wages and payments due under all applicable Laws have been properly paid to all employees of each member of the Company Group. For the past three years, all wages and payments due under all applicable Laws have been properly paid to all independent contractors and other workers of each member of the Company Group, except as would not have a material adverse effect on the Company Group, taken as a whole. (a) No member of the Company Group is a party to any collective bargaining Contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees, (b) no member of the Company Group is currently engaged in any negotiation with any trade union or employee organization, (c) no member of the Company Group has engaged in any unfair labor practice within the meaning of the National Labor Relations Act within the prior three years, and there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labor practices as so defined, (d) there is no strike, labor dispute, work slowdown or stoppage pending or, to the Knowledge of the Company, threatened against any member of the Company Group, (e) there is no grievance or Legal Dispute arising out of or under any collective bargaining Contract that is pending or, to the Knowledge of the Company, threatened against any member of the Company Group, (f) no member of the Company Group has experienced in the prior three years any material work stoppage, (g) no member of the Company Group is the subject of any union organization effort, (h) there have been no claims in the past three years, and there are no claims pending or, to the Knowledge of the Company, threatened against any member of the Company Group related to the status of any individual as an independent contractor or employee, the classification of any employee as exempt or non-exempt under wage classification Laws, or the payments or non-payments of wages to any individual and (i) there have been no claims in the past three years, and there are no claims pending or, to the Knowledge of the Company, threatened against any member of the Company Group brought under any federal, state, or local equal employment opportunity, age or disability discrimination Laws. For the past three years, no member of the Company Group has failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, WARN or any similar foreign, state, or local Law, and as of the date of this Agreement, no such action is planned or anticipated. Schedule 4.16 sets forth a list of all employee losses (terminations, layoffs or reductions in work hours) of each employee who has experienced an employment loss within the past 90 days, including the employee’s full name, job title, site of employment and date of employment loss (as defined in WARN). Except as would not reasonably be expected to result in material Liability to the Company Group, taken as a whole, no member of the Company Group has misclassified any Person as (i) an independent contractor or an employee leased from another employer, rather than as an employee, or (ii) an employee exempt from state, federal, provincial or other applicable overtime Laws. Each member of the Company Group is and has been in compliance in all material respects with all applicable Laws regarding immigration and employment of non-citizen workers, including all Form I-9 requirements and other documentation requirements with respect thereto.

Section 4.17        Insurance Policies. Schedule 4.17 sets forth a list of all material policies of insurance maintained, owned or held by any member of the Company Group (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto. Correct and complete copies of the Insurance Contracts have been made available to Parent. All such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, and the Insurance Contracts will remain in effect immediately after the Closing Date. No written notice of cancellation or termination has been received by any member of the Company Group with respect to any Insurance Contracts. All premiums with respect to the Insurance Contracts have been paid to the extent due. No member of the Company Group is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has any member of the Company Group received written notice of a default or failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has any member of the Company Group ever been denied or turned down for insurance coverage. No member of the Company Group has made any claim under any such policy during the three-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to any member of the Company Group, questioned, denied or disputed or otherwise reserved its rights with respect to coverage. No insurer has threatened in writing to cancel any such policy. The Company has complied with each of the Insurance Contracts, except where the failure to so comply would not reasonably be expected to be have a material adverse effect on the Company Group, taken as a whole. During the past three years, the Insurance Contracts have been continuously in effect with no gaps in coverage. None of the policy limits with respect to the Insurance Contracts have been eroded in any material respect by the payment of claims pursuant thereto.

Section 4.18         Environmental, Health and Safety Matters.

(a)          Each member of the Company Group possesses all material Permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and each member of the Company Group is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws including all requirements of Environmental Laws relating to (i) the discharge and handling of Hazardous Materials, (ii) notice, recordkeeping and reporting and (iii) obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of the Business as presently conducted, including Licenses relating to the handling and discharge of Hazardous Materials.

(b)          No member of the Company Group has received written notice of actual or threatened material Liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) or any similar foreign, state or local Law from any Governmental Entity or any third party. To the Knowledge of the Company, there is no fact or circumstance that could form the basis for the assertion of any claim against any member of the Company Group under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(c)          During the past five years, no member of the Company Group has received any written notice, request for information, demand, citation or summons alleging or claiming any material Liability under or for violations to Environmental Laws.

(d)          During the past five years, no member of the Company Group has received any written notice from a Governmental Entity regarding revocation, withdrawal, non-renewal, suspension, cancellation or termination of any material License and approvals required under applicable Environmental Laws.

(e)          No member of the Company Group has entered into or agreed to enter into any Governmental Order, and no member of the Company Group is subject to any Governmental Order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law.

(f)           No member of the Company Group has been alleged to be in violation of, and has not been subject to any Legal Dispute pursuant to, applicable Environmental Laws either now or any time during the past five years.

(g)          The Company has made available to Parent correct and complete copies of all material reports, correspondence, memoranda, and computer data relating to environmental matters of any member of the Company Group.

(h)          No member of the Company Group is subject to any material Liability incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any member of the Company Group, or any of their respective Representatives, or arising out of the ownership, use, control or operation by any member of the Company Group of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by any member of the Company Group) from which any Hazardous Materials were Released.

(i)           There has not occurred, nor is there presently occurring, a Release of any Hazardous Material on, into or beneath the surface of any real property currently owned or leased by any member of the Company Group, including the Company Real Property.

(j)           Neither the Company nor any Subsidiary nor any of its predecessor entities manufactures or has manufactured any product containing asbestos or silica.

(k)          There is no friable or damaged asbestos or respirable silica located at or on any premises that the Company Group has conducted its business during the past five years, including the Company Real Property, and there are not currently, nor have there been during the past five years, any underground or aboveground storage tanks at any such premises.

(l)           No member of the Company Group has imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.19         Intellectual Property.

(a)          Schedule 4.19(a) contains (i) a list of all Company Registered Intellectual Property, which identifies each item of Company Registered Intellectual Property (including registration number, application number, patent number, filing date, issue date, mark or title, and jurisdiction), and identifies the member of the Company Group that owns such item and (ii) a list of all social media accounts, profiles, identifiers and handles for each member of the Company Group.

(b)          No Company Intellectual Property owned by any member of the Company Group or product or service marketed or sold by any member of the Company Group is subject to any Legal Proceeding or outstanding Governmental Order involving as a party any member of the Company Group and (i) restricting in any manner the use, transfer, sale or licensing thereof by any member of the Company Group or (ii) that may affect the validity, registrability, ownership, use or enforceability of such Company Intellectual Property. Each item of Company Registered Intellectual Property owned by any member of the Company Group is subsisting and, to the Knowledge of the Company, valid, and enforceable and all necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property owned by any member of the Company Group have been made and all necessary documents, recordations and certifications in connection with the maintenance, renewal and recordation of such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions. Each item of Company Registered Intellectual Property is properly recorded with the relevant patent, copyright, trademark or other Governmental Entities in the U.S. or foreign jurisdictions under the name of the Person that currently owns such item.

(c)          A member of the Company Group owns and has good and exclusive title to, or has licenses to, each item of material Company Intellectual Property, free and clear of any Lien (other than Permitted Liens). A member of the Company Group is the exclusive owner of all trademarks and service marks set forth on Schedule 4.19(a) and an owner or licensee of all other material trademarks and service marks, trade names and Domain Names used by any member of the Company Group in connection with the advertisement, marketing or sale of any products or the provision of any services of any member of the Company Group, free and clear of all Liens (other than Permitted Liens). No member of the Company Group has granted any exclusive rights or ownership interest in the Company Intellectual Property to a third party.

(d)          A member of the Company Group owns or otherwise has all necessary rights in copyrighted works to grant the licenses granted under the Contracts listed on Schedule 4.19(d) and to publish the websites listed on Schedule 4.19(d), in each case free and clear of all Liens (other than Permitted Liens).

(e)          To the extent that the Company Intellectual Property has been developed or created by a third party for any member of the Company Group, the applicable member of the Company Group either (i) has ownership of and is the exclusive owner of, (ii) has been assigned, or (iii) has a license (sufficient for the operations of each member of the Company Group as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention.

(f)          The operations of any member of the Company Group as currently conducted, including the Company Group’s design, development, manufacture, marketing, distribution and sale of the existing products or services of the Company Group, and the Company Intellectual Property owned by any member of the Company Group, have not and do not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction, except as would not have a material adverse effect on the Company Group, taken as a whole. Notwithstanding anything to the contrary in this Agreement, this Section 4.19(f) is the exclusive representation and warranty of Company regarding infringement or misappropriation of Intellectual Property of any third party, unfair competition or trade practices by the Company Group, and no other provision will be construed to make any representation or warranty thereto.

(g)          No member of the Company Group has received written notice from any third party within the past three years that the operation of any member of the Company Group as it is currently conducted, or any act, product or service of any member of the Company Group, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h)          To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property owned by a member of the Company Group.

(i)           Each member of the Company Group has taken reasonable steps to protect and maintain the rights of any member of the Company Group in the Confidential Information and any Trade Secret or confidential information of third parties used by any member of the Company Group, and, without limiting the generality of the foregoing, each member of the Company Group has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality Contract in substantially the form provided to Parent, and, to the Knowledge of the Company, except under confidentiality obligations, there has not been any disclosure by any member of the Company Group of any Confidential Information or any Trade Secret or confidential information of third parties.

(j)          Except as otherwise provided in any Company Contract, the Company Intellectual Property owned, used or available for use by any member of the Company Group immediately prior to completion of the Transactions will be owned or available for use by such member of the Company Group after the Closing without payment (or incurring an obligation to make any payment) of fees, royalties or other expenses to a third party or consent of a third party.

Section 4.20         Software. Schedule 4.20 sets forth a correct complete list of the Company Proprietary Software. Members of the Company Group have all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens, except for Permitted Liens. The Company Group has developed the Company Proprietary Software through the efforts of its employees and for its own account and such Company Proprietary Software does not incorporate any contributions made by a third party developer, contractor or consultant. No member of the Company Group has received a written notice from any third party claiming any right, title or interest in the Company Proprietary Software. The use of the Company Licensed Software, including any Open Source Software licensed for use by a member of the Company Group, by each member of the Company Group does not materially violate any term of any License or other Contract between any member of the Company Group, on the one hand, and any third party, on the other hand.

Section 4.21         Computer Systems. No member of the Company Group has experienced, within the past three years, any material disruption to, or material interruption in, the conduct of its operations attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or technology systems currently used by any member of the Company Group. Each member of the Company Group uses commercially reasonable efforts to protect the computer systems, including Software, computer hardware, networks, interfaces, servers, storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by any member of the Company Group (collectively, the “Company Systems”) from becoming infected by viruses and other malicious code. Each member of the Company Group takes commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. To the Knowledge of the Company, in the past three years, there have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information. Each member of the Company Group maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities in connection with its business as presently conducted and act in compliance therewith.

Section 4.22         Data Privacy. To the Knowledge of the Company, during the past three years (a) each member of the Company Group has complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of personally identifiable information relating to individuals (collectively, “Personal Data”) to which any member of the Company Group are currently or were then subject, (b) no member of the Company Group has received any written inquiries from or been subject to any audit or Legal Proceeding by any Governmental Entity regarding their compliance with the foregoing and (c) each member of the Company Group has established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all Personal Data in connection with the Business that are commensurate with the nature and amount of Personal Data collected, used, processed, stored and transferred by each such Person and are consistent and compliant in all material respects with applicable Law relating to privacy and data protection (the “Personal Data Policies”). To the Knowledge of the Company, during the past three years, each member of the Company Group has complied in all material respects with the Personal Data Policies. No Legal Proceeding alleging (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, misappropriation, or unauthorized disclosure, access, use or dissemination of any Personal Data is pending or, within the past three years, has been instituted or, to the Knowledge of the Company, threatened in writing against any member of the Company Group by any Person. To the Knowledge of the Company, during the past three years, there has not been (A) a material violation of any Person’s privacy, personal or confidentiality rights under the Personal Data Policies or (B) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination of any Personal Data under the Company Group’s control. Each member of the Company Group has at all times used commercially reasonable efforts (including implementing and monitoring compliance with measures with respect to technical and physical security commensurate with the nature and amount of Personal Data collected, used, processed, stored and transferred by each such Person) to reasonably ensure that any Personal Data collected by any member of the Company Group is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

Section 4.23         Transactions with Affiliates. No executive or management employee, officer, manager, director, controlling Stockholder, Affiliate of any member of the Company Group, direct or indirect equityholder of any member of the Company Group or any individual in such officer’s, manager’s, director’s or Stockholder’s or Affiliate’s immediate family (collectively, the “Company Group Affiliates”) (a) is a party to any Contract (other than employment- and incentive-related Contracts) with any member of the Company Group (collectively, and together with the Stockholders Agreement and the Phantom Equity Agreements, the “Related Party Agreements”), (b) possesses, directly or indirectly, any financial interest in (excepting less than two percent stock holdings for investment purposes in securities of publicly traded companies), or is an employee, officer or director of, any Person that is a material supplier, customer, lessor, lessee, or competitor of any member of the Company Group, (c) has any material interest in any real or other material property used by any member of the Company Group or (d) has guaranteed any obligations of any member of the Company Group under any guarantee, letter of credit, bid bond or performance bond. Schedule 4.23 sets forth a correct and complete list of all intercompany balances, notes receivable and notes payable of any member of the Company Group by or to any of Company Group Affiliates (the “Affiliate Loans”) and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date of this Agreement.

Section 4.24         Customer and Supplier Relations. Schedule 4.24 contains a correct and complete list of the names and addresses of (a) the top 25 customers of the Company Group, based on the dollar amount of total revenue recognized by the Company Group, on a consolidated basis, during the fiscal year ended December 31, 2017 (the “Customers”) and (b) the top 25 vendors to or suppliers of the Company Group, based on the dollar amount of payments made by the Company Group, on a consolidated basis, during the fiscal year ended December 31, 2017 (the “Suppliers”). Schedule 4.24 also contains a correct and complete list of the amount of sales to or purchases from each such Customer or Supplier during the fiscal year ended December 31, 2017. Since the Balance Sheet Date, no Customer or Supplier has (i) cancelled or terminated any of its Contracts with any member of the Company Group or materially decreased its usage or supply of the services or products of the Company Group, or (ii) notified any member of the Company Group in writing that it intends to terminate or materially alter its business relations with any member of the Company Group.

Section 4.25         Notes and Accounts Receivable.

(a)          All notes receivable and notes payable of any member of the Company Group owing by or to any director, officer, employee or Affiliate of any member of the Company Group or by or to any Stockholder will be paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged at or prior to the Closing.

(b)          The Company has made available to Parent a correct and complete schedule of all accounts receivable of the Company Group (the “Receivables”) showing, on a anonymized basis, the total amount of Receivables due to the Company from each applicable obligor, and the approximate aging of such amounts, which schedule is correct and complete in all material respects as of the date provided. Except as would not have a material adverse effect on the Company Group, taken as a whole, all Receivables reflected on the Balance Sheet (i) are and will be valid, existing and collectible in a manner consistent with the Company’s past practice (except to the extent of any reserves shown therefor on the Balance Sheet), (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course and (iii) are not and will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. To the Knowledge of the Company, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to an assignment for the benefit of creditors (except to the extent of any reserves shown therefor on the Balance Sheet). No member of the Company Group has factored or transferred any Receivables.

(c)          The accounts payable of any member of the Company Group reflected on the Balance Sheets (and that will be reflected on the Final Adjustment Schedule) arose or will arise from bona fide transactions in the ordinary course, except as would not have a material adverse effect on the Company Group, taken as a whole.

Section 4.26         Product and Service Warranties; Products Liability.

(a)          Schedule 4.26(a) sets forth all standard warranty language included in any Company Contracts. No member of the Company Group makes any other express warranty or guaranty as to goods sold, or services provided by, any member of the Company Group (a “Warranty”), and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any Warranty. No member of the Company Group has exposure to, or Liability under, any Warranty beyond the type that is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of any member of the Company Group.

(b)          Adequate reserves for any expense to be incurred by any member of the Company Group as a result of any Warranty granted prior to the Closing will be reflected on the Final Adjustment Schedule.

(c)          Each Product sold, delivered or provided by, or on behalf of, any member of the Company Group in the last three years has been in conformity in all material respects with all applicable contractual commitments and in conformity with all applicable consumer product safety Laws, regulations and standards adopted, applied, or relied upon by a Governmental Entity, and all express and implied warranties with respect thereto (including any Warranty), and no member of the Company Group has any material Liability for replacement or repair of any such Products or other damages in connection therewith. Each Product is, and at all relevant times has been, fit for ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made with respect to such products. There is no design defect with respect to any Product. Each Product contains adequate warnings, presented in a reasonably prominent manner, in accordance in all material respects with applicable Law and current industry practice with respect to its contents and use. No Product designed, sold, delivered or distributed by, or on behalf of, any member of the Company Group in the last three years is in violation of any guaranty, warranty or other indemnity. In the last three years, there have been no recalls (whether voluntary or compulsory) of any Products sold, distributed, leased, delivered or provided by, or on behalf of, any member of the Company Group. No member of the Company Group has any plans to initiate a voluntary product recall. No member of the Company Group has currently filed product liability lawsuits.

Section 4.27         Bank Accounts. Schedule 4.27 sets forth a correct and complete list and description, including the names of the registered account holders and account numbers, of each of the bank accounts, lock box accounts and other depository or similar accounts maintained by or for the benefit of the Company Group.

Section 4.28        Inventory. Except as would not reasonably be expected to have a material adverse effect on the Company Group, taken as a whole, the Inventory (both as of the date hereof and on the Closing Date) (a) consists of items that are good and merchantable within normal trade tolerances, (b) is of a quality and quantity presently usable or saleable in the ordinary course (subject to applicable reserves), (c) is valued on the books and records of a member of the Company Group at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with past practice and (d) is subject to reserves determined in accordance with GAAP, specifically including reserves for obsolescence and excess inventory. No previously sold Inventory is subject to returns in excess of those historically experienced by the Company Group, except as would not have a material adverse effect on the Company Group, taken as a whole.

Section 4.29       Brokers, Finders and Investment Bankers. No member of the Company Group, nor any Representative or Affiliate of any member of the Company Group, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions. Following the Closing, neither Parent, any member of the Company Group nor any of their respective Affiliates will have any Liability to any broker, finder or investment banker in connection with the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1          Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2          Authorization. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the Transaction Documents, to perform their respective obligations under this Agreement and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Documents by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations under this Agreement and thereunder, and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement has been, and the Transaction Documents will be as of the Closing Date, duly executed and delivered by Parent and Merger Sub and do and will, as the case may be, constitute the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

Section 5.3           Absence of Restrictions and Conflicts. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents, the consummation of the Transactions and the fulfillment of, and compliance with, the terms and conditions of this Agreement and thereof do not or will not (as the case may be), with the passing of time or the giving of notice or both, (a) conflict with, or constitute a breach of or default under, any term or provision of the Organizational Documents of Parent or Merger Sub, (b) constitute a breach of or default under, permit the acceleration of any obligation under or create in any party the right to terminate or cancel any Contract to which Parent or Merger Sub is a party, (c) violate any Governmental Order to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or (d) violate any Law applicable to Parent or Merger Sub unless, except where the occurrence of any of the foregoing described in clauses (b), (c) or (d) above would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions. Except for (i) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (ii) any filings as may be required under the DGCL in connection with the Merger, and (iii) such consents, approvals, Governmental Orders or authorizations, registrations, declarations or filings the failure of which to obtain would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions, no consent, approval, Governmental Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the Transactions.

Section 5.4           Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent or Merger Sub, threatened in writing by or before any court or other Governmental Entity against Parent or Merger Sub that bring into question the validity of this Agreement or would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of Transactions.

Section 5.5         Committed Financing. Parent has delivered to the Company true, correct and complete copies of executed commitment letters (including all exhibits, schedules, annexes and amendments thereto), each attached hereto as Exhibit L, from the parties identified thereon (the “Commitment Parties”) (such commitment letters, together with all attachments thereto, the “Commitment Letters”, and the financing committed pursuant to the Commitment Letters, the “Financing”). Parent will have on the Closing Date sufficient cash on hand to consummate the Transactions and perform its obligations hereunder. The obligations to fund the commitments under the Commitment Letters are not subject to any condition, other than the conditions expressly set forth in the Commitment Letters. As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid and binding obligation of Parent and, to the knowledge of Parent, each other Person party thereto. None of the Commitment Letters has been amended or modified (other than amendments or modifications, copies of which have been promptly delivered to the Company, to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, so long as such amendments or modifications would not reasonably be expected to prevent, materially delay or impair the Closing or impair the availability of the Financing), no such amendment or modification is contemplated or the subject of current discussions, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. Notwithstanding anything in this Section 5.5 or elsewhere in this Agreement to the contrary, Parent affirms, represents and warrants that under the terms of this Agreement its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of the Financing or any other financing arrangements or obtaining of any financing by Parent or any other Person, (b) the availability of the Financing any other financing to Parent or any other Person or (c) the funding of the amounts contemplated to be funded pursuant to the Commitment Letters.

Section 5.6         Solvency. Assuming (a) the accuracy of the Company’s representations and warranties set forth in this Agreement, (b) the performance by the Company of its obligations hereunder, and (c) the continuing reasonableness of the assumptions used to prepare the Company’s most-recent projections and forecasts made available to Parent and the consummation of the Financing on terms substantially similar to those set forth in Commitment Letters, immediately after giving effect to the transactions contemplated by this Agreement (including the Financing or any other financing arrangements related thereto), (i) Parent and the Surviving Corporation shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (ii) Parent and the Surviving Corporation shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or the Surviving Corporation.

Article VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1          Conduct of Business by the Company. For the period commencing on the date of this Agreement and ending on the Closing Date, except as expressly required hereby and except as otherwise consented to in advance in writing by Parent:

(a)           the Company will, and will cause each other member of the Company Group to, conduct the Business only in the ordinary course of business and to the extent consistent therewith will (A) use commercially reasonable efforts to maintain their respective assets and properties and to preserve their current relationships with customers, employees, suppliers and others having business dealings with them and (B) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business;

(b)           the Company agrees, and agrees to cause each other member of the Company Group:

(i)          not to (A) incur any Indebtedness (other than under existing credit agreements in the ordinary course of business) or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, (B) make any loans, capital contributions, investments or advances to, or made any guarantees or other endorsements or incurred any Liabilities (whether directly, contingently or otherwise) for the benefit of, any Persons or (C) increase any reserves for contingent Liabilities (excluding any adjustment to reserves in the ordinary course of business), in each case ((A)-(C));

(ii)         not to: (A) acquire, or dispose of, any property or assets; (B) mortgage or encumber any material property or assets, other than with respect to Permitted Liens; or (C) expressly cancel any debts owed to or claims held by any member of the Company Group, in each case ((A)-(C)), other than in the ordinary course of business;

(iii)        not to (A) enter into any Contracts that are or would constitute a Company Contract or (B) amend, modify, extend, renew or terminate any Company Contract except as set forth on Schedule 6.1(b)(iii);

(iv)        not to enter into any Contracts with, or forgive any loans to, any Affiliates, stockholders, directors, officers or employees of any member of the Company Group, other than the Restricted Stock Repurchase Agreements or the Change of Control Bonus Recipient Letters;

(v)         except to the extent required by Law or any existing Contracts, not to enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any employee of any member of the Company Group, other than (i) the Restricted Stock Purchase Agreements or the Change of Control Bonus Recipient Letters or (ii) pursuant to annual compensation reviews in the ordinary course of business;

(vi)        not to make any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP or applicable Law;

(vii)       not to make any amendment to its Organizational Documents;

(viii)      not to declare or pay any dividends or distributions or repurchase or redeem any Equity Interests, other than pursuant to the Restricted Stock Repurchase Agreements;

(ix)         not to transfer, issue or sell any Equity Interests or options, warrants, calls, subscriptions or other rights to purchase any Equity Interests of any member of the Company Group or split, combine, reclassify or subdivide the Equity Interests of any member of the Company Group, other than pursuant to the Restricted Stock Repurchase Agreements;

(x)          not to (A) make or grant any bonus (except as set forth on Schedule 6.1(b)(x)(A)) or any compensation (including incentive compensation) or salary increase, or pay or agree to pay any benefit to, including severance or termination pay (except as may be required by any existing Employee Benefit Plan), to any current (or former) manager, director, officer or employee (except to employees who are not officers in the ordinary course of business), (B) make or grant any increase in the coverage or benefits under any Employee Benefit Plan or arrangement, or amend or terminate any existing Employee Benefit Plan or arrangement or severance Contract or employment Contract, (C) adopt any new Employee Benefit Plan or arrangement or severance Contract or employment Contract (except as required by Law), (D) terminate the employment of any of its officers or key employees (other than for cause) or (E) amend or terminate any existing employment, consulting, termination or severance, salary continuation, change of control, noncompete or other Contract regarding the terms and conditions of employment or payment of compensation or of a consulting or independent contractor relationship with any member of the Company Group or enter into any new such Contract;

(xi)         not to (A) sell or transfer any asset, other than in the ordinary course of business, (B) grant, create, incur or suffer to exist any Lien on any asset of any member of the Company Group other than Permitted Liens, (C) write off as uncollectible any guaranteed check, note or account receivable or portion thereof, except in the ordinary course of business or (D) write down the value of any asset or investment on the books or records of the applicable member of the Company Group, except for depreciation and amortization in the ordinary course of business;

(xii)        (A) not to engage in any new line of business or activity or make any commitment with respect to the applicable member of the Company Group, except in the ordinary course of business, and (B) to maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the leasing of its property or the conduct of its business requires such qualification;

(xiii)       (A) to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the applicable member of the Company Group and (B) not to cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xiv)      to maintain its (A) books and records in accordance with GAAP, consistently applied, and on a basis consistent with the past practice of the applicable member of the Company Group and (B) cash management practices in the ordinary course of business;

(xv)       other than in the ordinary course of business, not to (A) cancel or compromise any Indebtedness or claim, (B) waive or release any right of material value or (C) institute, settle or agree to settle any Legal Dispute for an amount in excess of $100,000;

(xvi)      not to (A) acquire any third party or its business (whether by merger, acquisition of stock, acquisition of assets or otherwise), (B) solicit, negotiate with, encourage, initiate or engage in discussions or negotiations of any type with, or enter into any confidentiality Contract, letter of intent, purchase Contract, merger Contract or similar Contract with, any Person, or (C) adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization;

(xvii)     not to (A) enter into, modify or terminate any labor or collective bargaining Contract, (B) agree to provide a labor organization access to employees of any member of the Company Group, (C) agree to any neutrality Contract or other similar Contract with any labor organization, (D) agree to any voluntary recognition of, or card check with, any labor organization or the National Labor Relations Board or (E) effectuate a “plant closing” or “mass layoff” (as those terms are defined under WARN) affecting in whole or in part any site of employment, facility, operating unit or employees of any member of the Company Group;

(xviii)    except as required by applicable Law, not to make, amend or revoke any material Tax elections, change any annual Tax accounting period, file any amended Tax Returns, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund; and

(xix)       not to agree to do any of the foregoing.

(c)           In connection with the continued operation of the Company the Company Group during the period commencing on the date of this Agreement and ending on the Closing Date, and in accordance with applicable Law, the Company will, and will cause each other member of the Company Group to, confer, in good faith on a regular and frequent basis with Parent regarding operational matters and the general status of on-going operations of the Company Group. The Company hereby acknowledges that Parent does not and will not waive any right it may have under this Agreement as a result of such consultations unless expressly in writing waving such right.

Section 6.2           Inspection and Access to Information. During the period commencing on the date of this Agreement and ending on the Closing Date, the Company will, and will cause each other member of the Company Group and their respective officers, directors, employees, auditors and agents to, provide Parent and its accountants, investment bankers, counsel, environmental consultants and other authorized Representatives reasonable access, during reasonable business hours and under reasonable circumstances, to its premises, employees (including executive officers), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and the Company will cause the officers of each member of the Company Group to furnish to Parent and its authorized Representatives, promptly upon request therefor, financial, technical and operating data and other information pertaining to any member of the Company Group and otherwise reasonably cooperate with the conduct of due diligence by Parent and its Representatives.

Section 6.3          Public Announcements. Except as otherwise required by Law or the rules of any applicable stock exchange, none of the Parties will, and each Party will cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent will not be unreasonably withheld, delayed or conditioned.

Section 6.4          Stockholder Approval; Information Statement. Promptly following the date of this Agreement, unless the Stockholder Approval is a unanimous consent or vote at a duly held meeting, the Company will prepare an information statement in form and substance acceptable to Parent that describes this Agreement, the Merger and the provisions of Section 262 of the DGCL (the “Information Statement”), and, in connection with the Closing, will deliver the Information Statement to the Stockholders for the purpose of informing them of the approval of the Merger and the adoption of this Agreement.

Section 6.5           Notice of Certain Events. The Company will promptly notify Parent of:

(a)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)          any notice or other communication from any Governmental Entity in connection with the Transactions;

(c)          any notice or other communication from any employee that he or she intends to resign or retire as a result of the Transactions or otherwise within one year after the Closing Date;

(d)          any Legal Dispute commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any member of the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relates to the consummation of the Transactions; and

(e)          (i) the damage or destruction by fire or other casualty of any asset or part thereof of any member of the Company Group or (ii) any material asset or part thereof becoming the subject of any Legal Dispute (or, to the Knowledge of the Company, any threatened Legal Dispute) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Company hereby acknowledges that Parent does not and will not waive any right it may have under this Agreement as a result of such notifications unless such waiver is in writing.

Section 6.6           Interim Financials.

(a)          As promptly as practicable following each calendar month prior to the Closing Date, the Company will make available to Parent periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company Group and, if available, unaudited statements of the financial position of the Company Group as of the last day of each calendar month and statements of income and changes in financial position of such entity for the period then ended. The Company covenants that such interim statements (a) will present fairly the financial condition of the applicable Company Group and the related results of its operations for the respective periods then ended, and (b) will be prepared on a basis consistent with prior interim periods.

(b)          In connection with Parent’s filing of the Current Report on Form 8-K pursuant to Items 2.01 and 9.01 of Form 8-K, the Company will use its commercially reasonable efforts to (i) cooperate with Parent to prepare financial statements (including audited, unaudited and pro forma financial statements as reasonably requested by Parent) and (ii) provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.6.

Section 6.7           No Solicitation of Transactions. The Company will not, and will cause each other member of the Company Group and their respective Affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations or discussions of any type, directly or indirectly, or enter into a confidentiality Contract, letter of intent or purchase Contract, merger Contract or other similar Contract with any Person other than Parent with respect to a sale of all or any substantial portion of the assets of the Company or any Subsidiary, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company or any Subsidiary, or the liquidation or similar extraordinary transaction with respect to the Company or any Subsidiary. The Company will notify Parent orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Company or any of its Affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other Representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Company will deliver to Parent a copy of such inquiry or proposal together with such written notice.

Section 6.8           Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each Party will use its reasonable best efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.12(b) and all regulatory approvals and to satisfy all conditions to its obligations under this Agreement and to cause the Transactions to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms of this Agreement and will cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a)          Each Party promptly will make all filings and submissions and will take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the Transactions. Each Party will furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Without in any way limiting the foregoing contained in this Section 6.8(a), promptly upon execution and delivery of this Agreement, each of Parent and the Company will use its reasonable best efforts to prepare and file as promptly as possible (but in no event more than ten Business Days after the date of this Agreement), or cause to be prepared and filed, with the appropriate Governmental Entity, a notification with respect to the Transactions pursuant to the HSR Act (which notification will request “early termination” of the waiting period), supply all information requested by such Governmental Entity in connection with the HSR Act notification and cooperate with each other in responding to any such request. If any request for additional information or documentary material (“Second Request”) is issued by a Governmental Entity under 15 U.S.C. § 18a(e), each of Parent and the Company will (i) use reasonable best efforts to achieve Substantial Compliance as promptly as practicable with such Second Request, (ii) certify Substantial Compliance with such Second Request as promptly as practicable after the date of such Second Request and (iii) take reasonable best efforts to assert, defend and support its certification of Substantial Compliance with such Second Request. Each of the Parties will cooperate with the other in promptly filing any other necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the Transactions, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity.

(b)          In the event any Legal Dispute by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or the Transactions or seeks damages in connection therewith, the Parties will (i) cooperate and use all reasonable best efforts to defend against such Legal Dispute, (ii) in the event a Governmental Order is issued in any such Legal Dispute, use all reasonable best efforts to have such Governmental Order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(c)          The Company will give all notices to third parties and use its reasonable best efforts (in consultation with Parent) to obtain all third-party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be given or obtained, including those required to be given or obtained on Schedule 4.12(b) and the other Schedules, (iii) required to avoid a breach of or default under any Company Contract in connection with the consummation of the Transactions or (iv) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

(d)          Each of the Company and Parent, and their respective Subsidiaries, shall, in connection with the Transactions, with respect to actions taken on or after the date of this Agreement in each case to the extent permitted by Law: (i) as promptly as practicable notify the other of, and if in writing, furnish the other with copies of any communications from or with any Governmental Entity with respect to the Transactions; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any Governmental Entity; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; and (iv) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to the Transactions; provided, however, that such material may be redacted as necessary to (A) comply with contractual arrangements, (B) address legal privilege or confidentiality concerns, or (C) comply with applicable Law.

(e)          For the purposes of this Section 6.8, and notwithstanding anything to the contrary set forth in this Agreement, “reasonable best efforts” includes taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Outside Date, including proposing, negotiating, committing, effecting and agreeing, by consent decree, hold separate order, or otherwise, to (i) sell, license, hold separate or otherwise dispose of any of the assets or businesses of Parent or any of its Affiliates, or those of any member of the Company Group, (ii) terminate, relinquish, or modify existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, its Affiliates or any member of the Company Group or (iii) create any relationship, venture, contractual rights, obligation or other arrangement of Parent, its Affiliates or any member of the Company Group (the “Regulatory Actions”); provided, however, that Parent shall not be required to propose, accept, or agree to any Regulatory Action that would, or would be reasonably likely to, be materially adverse to the Parent, the Company, and their respective Subsidiaries, taken as a whole, after giving effect to the Merger. Nothing in this Section 6.8 shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

Section 6.9           Company Benefit Plans and Employment Agreements.

(a)          Prior to the Closing Date, each member of the Company Group will make all required contributions and pay all premiums due under each Company Benefit Plan prior to the Closing Date, including any employer matching and profit sharing contributions, which are due on or before the Closing Date.

(b)          Prior to the Closing Date, each member of the Company Group will take all action required to terminate any Company Benefit Plan which is described in Section 401(k) of the Code, including making any amendments to such Company Benefit Plan and filing and furnishing all documentation required to be filed with or furnished to any participant or Governmental Entity. Prior to the Closing Date, each member of the Company Group will use commercially reasonable efforts to provide Parent all documentation reasonably requested by Parent related to all Company Benefit Plans.

(c)          Nothing in this Agreement, express or implied, will: (i) confer upon any employee of any member of the Company Group, or any Representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, (ii) be interpreted to prevent or restrict Parent from modifying or terminating the employment or terms of employment of any employee of any member of the Company Group, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, or (iii) be interpreted to amend any employee benefit or compensation plan, program or arrangement sponsored or contributed to by Parent. Each member of the Company Group will use its commercially reasonable efforts to keep available the services of its present employees through the Closing Date.

Section 6.10         Tax Matters.

(a)          Tax Periods Ending on or Before the Closing Date. Parent will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company Group (or any member thereof) for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date. To the extent permissible under applicable Tax law, all deductions for Transaction Expenses shall be reported with respect to a Pre-Closing Tax Period. Such Tax Returns shall be filed consistent with past practice of the Company Group. The Stockholders Representative will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company Group (or any member thereof) for all periods ending on or prior to the Closing Date that are due to be filed on or before the Closing Date.

(b)          Tax Periods Beginning Before and Ending After the Closing Date. Parent will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company Group (or any member thereof) for Straddle Periods. For purposes of this Section 6.10(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income or receipts, be equal to an amount calculated on a deemed closing of the books basis for the portion of such Straddle Period ending on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual or other periodic basis (including depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

(c)          Preparation of Tax Returns. Parent will provide the Stockholder Representative with copies of any Tax Returns to be filed by Parent pursuant to Section 6.10(a) and Section 6.10(b) at least 30 Business Days (in the case of an income Tax Return) or 15 Business Days (in the case of any other Tax Return) prior to the due date thereof (giving effect to any extensions thereto). The Stockholder Representative will have the right to review and comment on such Tax Returns prior to the filing of such Tax Returns. Subject to the last sentence of this Section 6.10(c), Parent shall not file or cause to be filed any such Tax Return without the prior consent of the Stockholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned. The Stockholder Representative shall be considered as having given such consent unless it provides, no later than 10 days before the due date for the filing such Tax Return, a written notification of its objections to such Tax Return. If Parent and the Stockholder Representative are unable to resolve in good faith any dispute arising with respect to the reporting of any item on any such Tax Return, the dispute shall be resolved by the Arbitrator in accordance with the procedures set forth in Section 3.9(c). Notwithstanding the foregoing, Parent shall be permitted to timely file when due (taking into account all available extensions) any Tax Return with respect to which a dispute is under consideration, and not yet resolved, by the Arbitrator pursuant to the preceding sentence at the time such Tax Return is due to be filed (taking into account all available extensions).

(d)          Post-Closing Actions. After the Closing Date, none of Parent, the Company Group, or any Affiliate of Parent shall (i) amend or cause to be amended any Tax Return relating to a Pre-Closing Tax Period or Straddle Period of the Company Group or any member of the Company Group or (ii) take any other action that results in an increase in the amount of Indemnified Taxes or any Taxes treated as Indebtedness under this Agreement, in each case without the prior written consent of the Stockholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), unless required by applicable Tax law. Notwithstanding anything to the contrary herein, any amount of Taxes imposed on the Company Group or any member of the Company Group as a result of Parent, the Company Group or any Affiliate of Parent breaching its obligations under this Section 6.10(d) shall not be treated as Indemnified Taxes for purposes of the Agreement, including Section 10.1.

(e)         Cooperation on Tax Matters. Each member of the Company Group, the Stockholders and Parent will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10(e) and any Legal Dispute with respect to Taxes (including any refund claims as described in Section 6.10(f)). Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Legal Dispute and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent and each member of the Company Group, on the one hand, and the Stockholders, on the other hand, shall (i) retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records. Parent and the Stockholders agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(f)            Refunds and Other Tax Benefits.

(i)          Refunds and Credits for Pre-Closing Tax Periods. Any Tax refund or credit for overpayment of Tax in lieu of a refund relating to the Company Group (A) for any Pre-Closing Tax Period or (B) in respect of any other Taxes which Stockholders have paid under Section 10.1(c), in each case, net of any costs incurred by Parent or any of its Affiliates in obtaining such refund or credit, shall be (without duplication) for the account of Stockholders, except to the extent such refund or credit is reflected as an asset in the Final Adjustment Schedule. Any other refund or credit of Taxes relating to the Company Group shall be for the account of Parent. Parent shall, at the reasonable request of the Stockholder Representative and at the Stockholder Representative’s expense, file for and obtain or cause the relevant member or members of the Company Group to file for and obtain any refunds or credits to which Stockholders are entitled under this Section 6.10(f). Parent and the Company Group shall permit the Stockholder Representative to participate (at its own expense) in the prosecution of any such refund claim.

(ii)         Post-Closing Tax Benefits. Any Transaction Tax Benefits actually realized by Parent, the Company or any of their Subsidiaries with respect to the short taxable year beginning the day after the Closing Date or the immediately succeeding taxable year (the “Specified Taxable Periods”) will be for the account of Stockholders. For this purpose, a “Transaction Tax Benefit” is any reduction in the actual cash Tax Liability of Parent, the Company or any of their respective Subsidiaries with respect to any Specified Taxable Period resulting from the deduction of any Transaction Expenses (or any net operating loss attributable to the Transaction Expenses) in such period, calculated on a “with and without” basis. At least 15 days prior to the filing of any Tax Return for a Specified Taxable Period that reflects any deduction for Transaction Expenses (or any net operating loss attributable to the Transaction Expenses), Parent will provide to the Stockholder Representative a schedule, with reasonable supporting detail, identifying the amount of the Transaction Tax Benefit realized with respect to such Tax Return. Parent will pay to the Stockholder Representative any Transaction Tax Benefit within 10 Business Days after filing the relevant Tax Return with respect to which such Transaction Tax Benefit is realized.

(g)          Tax Proceedings. Parent shall promptly notify the Stockholder Representative in writing of any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period of the Company Group. The failure to give such notice will not relieve any Indemnifying Party from any obligation under this Agreement except to the extent that such failure materially prejudices such Indemnifying Party. The Stockholders Representative shall have the right to control any such Tax Proceeding that could reasonably be expected to give rise to an indemnification claim by the Parent Indemnified Parties under Section 10.1. Parent shall have the right to participate (at its own expense with its own counsel) in any such Tax Proceeding that the Stockholders Representative has the right to control. The Stockholders Representative shall keep Parent reasonably informed with respect to such Tax Proceeding and shall not compromise or settle any such Tax Proceeding without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent of any conflict between this Section 6.10(g) and Section 10.3, this Section 6.10(g) shall be controlling with respect to any Tax Proceeding.

(h)          Tax Sharing Agreements. Any Tax sharing agreement with respect to or involving any member of the Company Group shall be terminated as of the Closing Date and have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(i)          Certain Taxes. 50% of the transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (the “Transfer Taxes”) will be borne by Parent, and the remaining 50% of such fees and expenses will be treated as Transaction Expenses. The party responsible under applicable Law for filing any Tax Returns in respect of Transfer Taxes shall file such Tax Returns. Stockholders shall provide Parent with written notice (including copies of the applicable Tax Returns) of any Transfer Taxes paid by the Stockholders, and Parent shall reimburse the Stockholders for any Transfer Taxes paid directly by the Stockholders or any of the Stockholders’ Affiliates within five days of receipt of such written notice.

Section 6.11         Confidential Information. Each member of the Company Group will hold in confidence at all times following the date of this Agreement all Confidential Information and will not disclose, publish or make use of such Confidential Information at any time following the date of this Agreement without the prior written consent of Parent.

Section 6.12         Termination of Agreements. Except as set forth on Schedule 6.12, effective as of the Closing, the Company will terminate and cancel, or cause to be terminated or canceled, (a) any Contract with the Equity Holders of the Company, (b) any other management or similar Contract entered into with any Affiliate of any Stockholder or direct or indirect equityholder of any Stockholder and (c) all other Related Party Agreements, in each case with no surviving Liabilities with respect to the Company or any of the Subsidiaries following the Closing. The Company will cause all Affiliate Loans to have been paid in full prior to or at the Closing with no surviving Liabilities with respect to the Company or any of the Subsidiaries following the Closing.

Section 6.13         Indemnification of Directors and Officers; Insurance.

(a)          Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the any member of the Company Group now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any member of the Company Group, as provided in the certificate of incorporation or by-laws of the relevant member of the Company Group, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement and set forth on Schedule 6.13(a), will survive the Closing Date for a period of six years after the Closing Date and will continue in full force and effect in accordance with their respective terms.

(b)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether in any case asserted or arising before or after the Closing, Parent hereby agrees to, and to cause the Surviving Corporation and the Surviving Corporation’s successors or assigns to, cooperate and use their commercially reasonable efforts to defend against and respond thereto. From and after the Closing, Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Company Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Closing). Any Company Indemnified Party wishing to claim indemnification under this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation thereof; provided, however, that the failure to so notify shall not affect the obligations of Parent and the Surviving Corporation except to the extent that such failure to notify materially prejudices such party.

(c)          At the Closing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all Persons who were directors or officers of any member of the Company Group prior to the Closing as direct beneficiaries with a claims period of at least six years from the Closing Date (such “tail insurance” or the other “tail” insurance policies obtained pursuant to this Section 6.13(c), the “D&O Tail”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and related coverages that are under the same policy in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided, that the cost of the annual premium for the D&O Tail shall not be required to exceed an amount equal to 300% of the annual premiums currently paid by the Company Group for such insurance; provided, further, that, if such amount is insufficient for such coverage, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, spend up to such amount to obtain “tail” insurance policies with the greatest coverage available at such cost. Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, cancel or change such insurance policies in any adverse respect. For the avoidance of doubt, the costs of such insurance policies shall constitute Transaction Expenses.

(d)          In the event that the Surviving Corporation or any of the Surviving Corporation’s successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary proper provision shall be made so that the successors and assigns of the Surviving Corporation or its Subsidiaries, as the case may be, assume the obligations set forth in this Section 6.13.

Section 6.14         Financing Cooperation. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, subject to the limitations set forth in this Section 6.14, and unless otherwise agreed by Parent, the Company will, and will cause the other members of the Company Group to, use commercially reasonable efforts to cooperate with Parent as reasonably requested by Parent in connection with Parent’s arrangement of the Financing; provided that nothing herein shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company Group, it being understood and agreed that compliance with clauses (a) through (j) will not unreasonably interfere with the business and operations of the Company Group. Such cooperation will include (a) promptly furnishing Parent and the Commitment Parties with the financial information of the Company Group and any other pertinent information regarding the Company Group as may be reasonably requested by Parent or Commitment Parties to consummate the Financing, including those required in connection with the preparation of a customary confidential information memorandum, (b) promptly assisting Parent in the preparation of business projections, pro forma financial information, bank information, memoranda, customary syndication documents and materials, including customary confidential information memoranda, lender and investor presentations, rating agency presentations and similar documents for any portion of the Financing, and including providing customary authorization letters for the distribution of information to lenders and potential lenders on customary terms and conditions, (c) facilitating the pledge and perfection of first priority liens securing (including obtaining pay-off letters with respect to existing Indebtedness, the termination of any credit facilities and the release of related liens in connection with any such Indebtedness), and providing guarantees supporting, the Financing, and obtaining customary landlord, warehouse and bailee lien and access waivers and deposit and investment account control agreements as requested by Parent or any of the Commitment Parties, (d) facilitating the execution and delivery of any guaranty, pledge and security documents and other customary documentation required by the Commitment Parties (the Parties hereby agreeing that any legal opinions to be delivered will be provided by counsel engaged by Parent), or other documents (provided, that no Lien shall be created which is effective prior to the Effective Time) or taking such actions as promptly as practicable that may be reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions to obtaining the Financing, (e) participating, during normal business hours, upon reasonable advance notice and at mutually agreeable times, in a reasonable number of meetings, presentations (including marketing or similar presentations, and lender and other investor presentations), sessions with rating agencies and road shows, (f) helping ensure any syndication efforts benefit from the existing lending and investment banking relationships of the Company, (g) taking all reasonable and customary actions to the extent reasonably requested by Parent necessary to permit the Commitment Parties to evaluate the current assets of the Company Group and the cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, including providing access, during normal business hours, upon reasonable advance notice and at mutually agreeable times, to premises and records for purposes of conducting a commercial finance field examination and appraisals in connection with the asset-based loan facility that is part of the Financing, (h) cooperating in satisfying the conditions precedent in the Commitment Letters (to the extent that the satisfaction of such conditions requires the cooperation of, and is within the control of, any member of the Company Group), (i) assisting Parent in procuring all documentation and other information reasonably and customarily required by the Commitment Parties for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, at least five Business Days prior to the anticipated Closing Date, and (j) furnishing Parent and the Commitment Parties with copies of such financial and operating data with respect to the Company Group that is prepared by the Company in the ordinary course of business and is customarily required for completion of debt financings similar to the Financing. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency; provided, further, that nothing in this Agreement shall require the Company to cause the delivery of any financial information with respect to a month or fiscal period that has not yet ended or has ended less than 30 days prior to the date of such request (or 90 days in the case of a fiscal year end). Parent agrees that the execution by the Company Group of any documents in connection with the financing for the Transactions shall be subject to the consummation of the Transactions at the Closing and such documents will not take effect until the Closing. Parent will promptly, upon written request by the Company, reimburse any member of the Company Group or any of their respective Affiliates for all reasonable and documented out-of-pocket third party costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 6.14. The Company hereby consents to the use of all of the Company Group’s corporate logos in connection with the initial syndication or marketing of the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group or their marks. Parent will indemnify and hold harmless each member of the Company Group and their respective current and former managers, directors, officers and employees and each of their respective Representatives from and against all out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

Section 6.15         Post-Closing Record Retention and Access. For a period of one year following the Closing Date, Parent shall provide the Stockholder Representative and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Surviving Corporation and its Subsidiaries in connection with any matter relating to or arising out of this Agreement or the Transactions or relating to periods or occurrences prior to or on the Closing Date (including the preparation of Tax Returns), to verify any item or information relevant pursuant to this Agreement, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), but not with respect to any matter with respect to which indemnification may be sought hereunder. Parent’s obligations with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 6.15, computer systems permitting access to any such books and records which are stored in electronic form. Unless otherwise consented to in writing by the Stockholder Representative, Parent shall not and shall cause the Surviving Corporation and its Subsidiaries not to, for a period of one year following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Surviving Corporation and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Stockholder Representative (at the Stockholder Representative’s sole cost and expense) such books and records and materials or such portions thereof.

Section 6.16         Additional Agreements of Parent. Parent acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and Parent has relied solely on the results of its own independent investigation and the representations and warranties of the Company expressly and specifically set forth in this Agreement, as qualified by the Schedules, and the Transaction Documents. Such representations and warranties by the Company expressly and specifically set forth in this Agreement, as qualified by the Schedules and the Transaction Documents, constitute the sole and exclusive representations and warranties of or regarding the Company to Parent in connection with the transactions contemplated hereby, and Parent represents, warrants and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group or in respect of the accuracy or completeness of any information regarding the Company Group furnished or made available to Parent and its representatives).

Article VII
CLOSING CONDITIONS

Section 7.1           Conditions to the Obligations of Each Party. The obligations of each Party to consummate the Transactions will be subject to the fulfillment (or written waiver by such Party) at or prior to the Closing of each of the following conditions:

(a)          HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act or any antitrust and competition Laws of foreign countries will have expired or been terminated.

(b)          Injunction. There will be no effective Governmental Order to the effect that the Transactions may not be consummated as provided in this Agreement, no Legal Dispute will have been commenced or threatened by any Governmental Entity or third party for the purpose of obtaining any such Governmental Order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, interfere with, delay or restructure the Transactions.

(c)          Governmental Consents. All consents, approvals, Governmental Orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance of this Agreement will have been obtained or made.

Section 7.2           Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions will be subject to the fulfillment (or written waiver by Parent and Merger Sub) at or prior to the Closing of each of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company contained in this Agreement will be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties other than Section 4.7, Section 4.8 and Section 4.9(a)) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a Material Adverse Effect; provided, however, that the Fundamental Representations other than Section 4.3(a), Section 4.3(b), Section 4.3(c) (Capital Structure), Section 4.13 (Tax Returns; Taxes) and Section 4.23 (Transaction with Affiliates) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), and Section 4.3(a), Section 4.3(b) and Section 4.3(c) will be true and correct as of the Closing Date except to the extent of any de minimis inaccuracies.

(b)          Performance of Obligations of the Company. The Company will have performed in all material respects all covenants and agreements (other than Section 6.14 and Section 6.6(b)) required to be performed by each of them under this Agreement at or prior to the Closing; provided that with respect to Section 6.14, there is no Willful and Material Breach of such Section 6.14 that is not cured by the Company within a reasonable time under the circumstances but no later than by the Outside Date following receipt of written notice of such breach from Parent (which notice shall be given promptly after discovery of such Willful and Material Breach).

(c)          No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there will not have occurred any Material Adverse Effect.

(d)          Compliance Certificate. The Company will have delivered to Parent and Merger Sub a certificate signed by a duly authorized Representative of the Company, dated as of the Closing Date, stating that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)          Ancillary Documents. The Company will have delivered, or caused to be delivered, to Parent the documents listed in Section 8.2.

Section 7.3           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions will be subject to the fulfillment (or written waiver by the Company) at or prior to the Closing of each of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent contained in this Agreement will be true and correct (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or similar qualifiers contained in any of such representations and warranties) as of the date of this Agreement and as of the Closing (other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, constitute a material adverse effect on the ability of Parent to consummate the Transactions.

(b)          Performance of Obligations of Parent. Parent and Merger Sub each will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)          Compliance Certificate. Parent and Merger Sub will have delivered to the Stockholder Representative a certificate signed by a duly authorized Representative of Parent and Merger Sub, dated as of the Closing Date, stating that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Ancillary Documents. Parent will have delivered, or caused to be delivered, to the Stockholder Representative the documents listed in Section 8.3.

Article VIII
CLOSING

Section 8.1           Closing. The Closing will occur at 9:00 am New York, New York time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing; provided, however, that the Closing will not take place prior to April 17, 2018 unless requested by Parent in writing on no less than two Business Days’ prior notice to the Company. The Closing will take place at the offices of King and Spalding LLP, 1180 Peachtree Street NE, Atlanta, Georgia 30309 or at such other place as the Parties may agree.

Section 8.2           Company Closing Deliveries. At the Closing, the Company will deliver, or cause to be delivered, to Parent the following:

(a)          the Certificate of Merger, executed by the Company;

(b)          a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to (i) the good standing of each member of the Company Group, if any, in their respective jurisdiction of incorporation or organization and in each other jurisdiction where each member of the Company Group is qualified to do business and (ii) the effectiveness of the resolutions of the board of directors of each member of the Company Group authorizing the execution, delivery and performance of this Agreement by each such member of the Company Group passed in connection herewith and the Transactions;

(c)          evidence of termination of all Related Party Agreements and payment of all Affiliate Loans in accordance with Section 6.12 and in form reasonably satisfactory to Parent;

(d)          the Closing Date Financial Statement and the Closing Date Payment Statement;

(e)          the Escrow Agreement, duly executed by the Stockholder Representative;

(f)          the Restricted Stock Repurchase Agreements, duly executed by the Company and each of the Persons listed on Schedule 1.1(d).

(g)          resignations, effective as of the Closing Date, of the directors and officers of each member of the Company Group (other than such directors and officers of any member of the Company Group as Parent may, in its sole discretion, identify in writing to the Company prior to the Closing Date); and

(h)          a statement and notice from the Company meeting the requirements of Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that shares of Company Stock are not U.S. real property interests within the meaning of Section 897 of the Code.

Section 8.3           Parent Closing Deliveries. At the Closing, Parent will have delivered, or caused to be delivered, to the Company the Escrow Agreement, duly executed by Parent.

Article IX
TERMINATION

Section 9.1           Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by mutual written consent of Parent and the Company.

Section 9.2           Termination by Either the Company or Parent. This Agreement may be terminated by either the Stockholder Representative or Parent at any time prior to the Closing, if:

(a)          the Closing will not have occurred on or before 150 days from the date of this Agreement, or such other date as may have been agreed upon in writing by Parent and the Company (such applicable date, the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) will not be available to any Party whose breach of any representation, warranty, covenant or agreement made under this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the Outside Date; or

(b)          any Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any final and non-appealable Governmental Order that, or taken any other final and non-appealable action that, has the effect of making the consummation of the Transactions illegal or otherwise enjoining, preventing or prohibiting the consummation of the Transactions.

Section 9.3           Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing if a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Article VII and as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent within 30 calendar days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than 30 calendar days from the date of receipt of such notice, by the Outside Date); provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in breach of any their respective representations, warranties, agreements or covenants under this Agreement and such breach would give rise to the failure of a condition set forth in Article VII.

Section 9.4          Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)          if a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Article VII and as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 calendar days following receipt of written notice of such breach from Parent (or, if the Outside Date is less than 30 calendar days following receipt of written notice of such breach, by the Outside Date); provided, that Parent will not have the right to terminate this Agreement pursuant to this Section 9.4 if Parent or Merger Sub is then in breach of any representations, warranties, agreements, or covenants of Parent or Merger Sub, as applicable, under this Agreement and such breach would give rise to the failure of a condition set forth in Article VII; or

(b)          if evidence, in form and substance satisfactory to Parent, of the Stockholder Approval is not delivered to Parent within one Business Day of the execution and delivery of this Agreement by the Parties.

Section 9.5           Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement will forthwith become void, and there will be no Liability under this Agreement on the part of any Party (or any Representative of such Party); provided, that the terms of Section 6.3, this Article IX and Article XI will survive any termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any party from Liabilities incurred or suffered as a result of Intentional Fraud or a Willful and Material Breach prior to such termination.

Article X
INDEMNIFICATION

Section 10.1         Indemnification Obligations of the Stockholders. From and following the Closing and subject to the limitations contained in this Article X, each of the Parent Indemnified Parties shall be indemnified and held harmless solely and exclusively from the Indemnity Escrow Fund from, against, and in respect of, any and all claims, Liabilities, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Parent Losses”) arising out of or relating to:

(a)          any misrepresentation, breach or inaccuracy of any representation or warranty made by the Company in this Agreement;

(b)          any breach or failure by the Company (to the extent required to be performed prior to the Closing) to comply with, perform or discharge any obligation, agreement or covenant made by the Company in this Agreement;

(c)          any Indemnified Taxes;

(d)          claims by any Equity Holder of the Company (or any other Person who claims such Person was granted Equity Interests in the Company prior to the Closing) as a result of the Merger, other than any claims (i) relating to Parent’s failure to pay any portion of the Merger Consideration pursuant to this Agreement, (ii) against Parent or any of its Affiliates (other than any member of the Company Group) unrelated in any way to any member of the Company Group or (iii) against Parent arising under this Agreement or any Transaction Document; or

(e)          the Closing Date Indebtedness or Transaction Expenses to the extent not reflected in the Final Adjustment Schedule.

For purposes of determining whether any representation or warranty contained in this Agreement has been breached and for purposes of determining the amount of any Parent Losses arising from any breach of a representation or warranty (other than the representations and warranties set forth in Section 4.7, Section 4.8 and Section 4.9(a)), the determination will be made without regard to materiality, Material Adverse Effect or similar qualifications that may be contained therein.

Section 10.2         Indemnification Obligations of Parent. From and following the Closing and subject to the limitations contained in this Article X, Parent will indemnify and hold harmless the Stockholder Indemnified Parties from, against and in respect of any and all claims, Liabilities, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Stockholder Losses”, and together with the Parent Losses, the “Losses”) arising out of or relating to:

(a)          any misrepresentation, breach or inaccuracy of any representation or warranty made by Parent in this Agreement; or

(b)          any breach or failure by Parent to comply with, perform or discharge any obligation, agreement or covenant made by Parent in this Agreement.

Section 10.3         Indemnification Procedure.

(a)          Promptly after the receipt by any Indemnified Party of notice of the commencement of any Legal Dispute against such Indemnified Party by a third party (including any Governmental Entity) (such action, a “Third Party Claim”), such Parent Indemnified Party or Stockholder Representative on behalf of the Stockholder Indemnified Party, will, if a claim with respect thereto is to be made against any party or Indemnity Escrow Fund, as appropriate, obligated to provide indemnification pursuant to this Article X (the “Indemnifying Party”), give such Indemnifying Party or Stockholder Representative, as appropriate, written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice will not relieve any Indemnifying Party or the Indemnity Escrow Fund from any obligation under this Agreement except to the extent that such failure prejudices such Party. Such Indemnifying Party or Stockholder Representative, as appropriate, will have the right, upon written notice delivered to the Indemnified Party within 20 days after receipt of notice of the Third Party Claim from the Indemnified Party assuming full responsibility for any Parent Losses or Stockholder Losses (as the case may be), to defend and resolve such Third Party Claim, at such Indemnifying Party’s or Indemnity Escrow Fund’s, as appropriate, expense and with counsel of its choice reasonably satisfactory to the Indemnified Party or Stockholder Representative, as appropriate. If the Indemnifying Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, assumes the defense of such Third Party Claim, the Indemnified Party will reasonably cooperate in such defense at the expense of the Indemnifying Party or the Indemnity Escrow Fund. Notwithstanding the foregoing, the Indemnifying Party or Stockholder Representative, as appropriate, may not assume the defense of a Third Party Claim (i) which includes criminal charges, (ii) that does not solely seek and continue to solely seek monetary damages, (iii) that involves a customer, supplier or employee of the Indemnified Party, (iv) if the Indemnified Party is a Parent Indemnified Party and Parent reasonably believes potential Parent Losses related thereto could likely exceed the amount remaining in the Indemnity Escrow Fund or would cause the Parent Indemnified Parties to lose coverage under the R&W Insurance Policy and provides notice in sufficient detail supporting such claim, (v) if the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim or (vi) if the Indemnified Party reasonably believes that the Indemnifying Party’s assumption of the defense of such Third Party Claim could adversely affect the business operations or commercial reputation of Parent, the Surviving Corporation or any of their respective Affiliates (the conditions set forth in clauses (i) through (iv), collectively, the “Litigation Conditions”). In the event that the Indemnifying Party or Stockholder Representative, as appropriate, declines or fails to assume, or is not permitted to assume, the defense of the Legal Dispute on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party or Stockholder Representative, as appropriate, in either case within such 20-day period, or if the Indemnifying Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, is not entitled to assume the defense of the Legal Dispute in accordance with the Litigation Conditions, then such Indemnified Party or Stockholder Representative, as appropriate, may employ counsel to represent or defend any such Legal Dispute; provided, however, that Losses will only include the fees and disbursements of one firm of attorneys for all Indemnified Parties in any jurisdiction in any single Legal Dispute. In any Legal Dispute for which indemnification is being sought under this Agreement, the Indemnified Party or the Indemnifying Party, or Stockholder Representative, as appropriate, whichever is not assuming the defense of such Legal Dispute, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. If the Indemnifying Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, has assumed the defense of a Third Party Claim as provided in this Section 10.3(a), the Indemnified Party or Stockholder Representative, as appropriate, may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim (though not as counsel of record, and subject to all privileges); provided, however, that if any of the Litigation Conditions come into existence the Indemnified Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, may assume its own defense. The Indemnifying Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, may not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Indemnified Party or Stockholder Representative, as appropriate, which consent will not be unreasonably withheld or delayed, unless such settlement involves solely the payment of money and includes a full release of the Indemnified Party and the Stockholder Representative, as appropriate, in respect of a Third Party Claim for which the Indemnifying Party or Stockholder Representative, as appropriate, has assumed the defense. The Indemnified Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate, may not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party or Stockholder Representative, as appropriate, which consent will not be unreasonably withheld or delayed. The Indemnifying Party or the Indemnified Party, or Stockholder Representative, as appropriate, as the case may be, will at all times use commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, or Stockholder Representative, as appropriate, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter; provided, however, that no party will be required to provide cooperation or furnish any records or other information that would (1) jeopardize the attorney client, work product or similar privilege of the Person in possession or control of such records or other information or (2) contravene any confidentiality Contract, nondisclosure Contract or similar obligation of the Person in possession or control of such records or other information.

(b)          In the event an Indemnified Party claims a right to payment pursuant to this Agreement other than pursuant to a Third Party Claim in accordance with Section 10.3(a), such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party or Stockholder Representative, as appropriate. Such notice will specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party or Stockholder Representative, as appropriate, will not relieve the Indemnifying Party or the Indemnity Escrow Fund, as appropriate, from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(b) except to the extent that such failure prejudices such Indemnifying Party or Stockholder Representative on behalf of the Indemnity Escrow Fund, as appropriate.

Section 10.4         Claims Period. The Claims Period under this Agreement will begin on the date of this Agreement and terminate as follows:

(a)          with respect to Parent Losses arising under Section 10.1, the Claims Period will terminate on the date that is 12 months following the Closing Date; and

(b)          with respect to Stockholder Losses arising under Section 10.2, the Claims Period will terminate on the date that is 12 months following the Closing Date.

Notwithstanding the foregoing, if, prior to 11:59 pm New York, New York time on the last day of the applicable Claims Period, an Indemnifying Party or Stockholder Representative, as appropriate, will have been properly notified of a claim for indemnity under this Agreement and such claim will not have been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity under this Agreement until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

Section 10.5         Limitations on Indemnification.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, Parent Indemnified Parties will not be entitled to recover for any claim under Section 10.1(a) (other than with respect to any breach or inaccuracy of any of the Fundamental Representations) for Parent Losses unless and until the aggregate amount of such Parent Losses exceeds Parent Basket, in which event Parent Indemnified Parties may claim indemnification only for Parent Losses in excess of Parent Basket. Notwithstanding anything to the contrary herein, Parent Indemnified Parties will not be entitled to recover for any claim under Section 10.1(a) (other than with respect to any breach or inaccuracy of any of the Fundamental Representations) with respect to any individual item or group of substantially related items of Parent Losses if such individual item of Parent Losses or group of substantially related items of Parent Losses is less than $50,000, and any such individual item or group of substantially related items of Parent Losses less than $50,000 shall not be counted towards the Parent Basket. Notwithstanding anything to the contrary set forth herein, the total aggregate amount the Parent Indemnified Parties will entitled to recover under this Article X for Parent Losses will be limited to the Indemnity Escrow Fund. Amounts in excess of the Indemnity Escrow Fund in respect of Parent Losses may only be recovered under the R&W Insurance Policy to the extent covered thereunder.

(b)          The Indemnified Party shall use reasonable efforts to mitigate Losses for which indemnification may be claimed by such party pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses, solely to the extent required by applicable Law.

(c)          The amount of the payment for any Losses that any Indemnified Party is entitled to receive pursuant to this Article X shall be reduced to reflect (i) any Loss Tax Benefit and (ii) the recovery actually received pursuant to any insurance policy in place prior to the Closing (other than the R&W Insurance Policy); provided, that, the amount deemed to be recovered under such insurance policies will also be net of unrecovered amounts, expenses and Taxes paid or incurred with respect to such proceeds, including any other reasonable out-of-pocket costs incurred in procuring such recovery, and net of the deductible for such policies for such policies to the extent arising out of or in connection with such Losses. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later recognizes a Loss Tax Benefit, or insurance recoveries, as described and subject to the limitations in the immediately preceding sentence, in respect of the related Parent Losses or indemnification payments that were not previously accounted for with respect to such Parent Losses or indemnification payments when made, such Indemnified Party shall notify the Indemnifying Party, and promptly, but in any event no later than 15 Business Days after delivery of such notice by the Indemnified Party, the Indemnifying Party shall pay to the Indemnified Party or Stockholder Representative on behalf of Equity Holders, as appropriate, an amount equal to the lesser of (A) any such Loss Tax Benefit or insurance recoveries and (B) the actual amount of the indemnification payments previously made with respect to such Losses.

(d)          Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for punitive or exemplary damages; provided, however, that such limitation on damages shall not apply to the extent awarded to a third party with respect to a Third Party Claim for which an indemnification claim is brought. Each Party hereby waives any claims that these exclusions deprive such Party of an adequate remedy.

Section 10.6         Exclusive Remedy. From and after the Closing, the Indemnified Parties’ sole and exclusive remedy in respect of monetary damages against the Indemnifying Parties, whether in any individual, corporate or any other capacity, with respect to any and all claims (other than claims for Intentional Fraud or claims made in respect of the Transaction Documents) relating (directly or indirectly) to this Agreement or the Transactions, regardless of the legal theory under which such Liabilities may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article X. The provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the Merger Consideration to be paid hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Article X by seeking damages for breach of Contract, tort or pursuant to any other theory of liability; provided, however, that nothing in this Section 10.6 (or otherwise) shall limit the rights of Parent or the Company to obtain specific performance of the other Parties’ obligations hereunder in accordance with Section 11.8 or their respective recourse in respect of Intentional Fraud or claims made in respect of the Transaction Documents. Notwithstanding anything to the contrary (a) this Section 10.6 will not affect the adjustments governed by Section 3.9 and (b) the Company and the Stockholder Representative hereby waive any right or claims against any Commitment Parties in connection with this Agreement, the Commitment Letters or the Financing or any transaction contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.6 will in any way limit or modify the rights of Parent under this Agreement or any Commitment Parties’ obligations to Parent under the Commitment Letters.

Section 10.7         Adjustment to Merger Consideration. Any indemnification payment made pursuant to this Article X will be treated as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law.

Article XI
MISCELLANEOUS PROVISIONS

Section 11.1         Notices. All notices, communications and deliveries required or made under this Agreement must be made in writing signed by or on behalf of the Party making the same and will be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or by email transmission as follows:

To Parent, Merger Sub or, after the Closing, the Company:

BlueLinx Corporation

4300 Wildwood Parkway

Atlanta, Georgia 30339

Attention:	General Counsel

with a copy to (which will not constitute notice):

King & Spalding LLP

1180 Peachtree Street N.E.

Atlanta, Georgia 30309

Email:	rpatel@kslaw.com
Attention:	Rahul Patel

To the Company (prior to the Closing):

Cedar Creek Holdings, Inc.

c/o Charlesbank Capital Partners LLC

200 Clarendon Street

54th Floor

Boston, Massachusetts 02116

Email:	jbeer@charlesbank.com
Attention:	Joshua N. Beer

with a copy to (which will not constitute notice):

Covington & Burling LLP

The New York Times Building, 620 Eighth Avenue

New York, New York 10018

Email:	sinfante@cov.com
Attention:	Stephen A. Infante

To the Stockholder Representative:

Charlesbank Capital Partners LLC

200 Clarendon Street

54th Floor

Boston, Massachusetts 02116

Email:	jbeer@charlesbank.com
Attention:	Joshua N. Beer

with a copy to (which will not constitute notice):

Covington & Burling LLP

The New York Times Building, 620 Eighth Avenue

New York, New York 10018

Email:	sinfante@cov.com
Attention:	Stephen A. Infante

or to such other Representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery, if delivered in person or by email transmission, (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail. Failure to comply with the provisions of this Section 11.1 will not affect the rights or obligations of any Party except to the extent that any such failure materially prejudices another Party.

Section 11.2         Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Parties; provided, however, that Parent may, without the consent of the Company, (a) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates (in which case, Parent nonetheless will remain responsible for the performance of all of its obligations under this Agreement), (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in which case, Parent nonetheless will remain responsible for the performance of all of its obligations under this Agreement) and (c) assign this Agreement to its lenders for collateral security purposes.

Section 11.3         Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties; provided that, notwithstanding anything to the contrary in Section 6.14, Section 9.2(a), this Section 11.3, any amendments to or waivers of Section 10.6, this Section 11.3, Section 11.4, Section 11.6, Section 11.7, Section 11.8 and Section 11.11 (collectively, the “Financing Provisions”) (or any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any Financing Provision) in a manner adverse to the Commitment Parties will require the prior written consent of the Commitment Parties party to the Commitment Letters on the date of this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.3 shall be void.

Section 11.4         Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.

Section 11.5         Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

Section 11.6         Consent to Jurisdiction, Etc. Each Party hereby irrevocably consents and agrees (a) that any Legal Dispute will be brought solely and exclusively in the Court of Chancery of the State of Delaware and each Party submits for itself and its property with respect to any such Legal Dispute to the exclusive jurisdiction of such court, (b) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such Legal Dispute in any other court, (c) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.1 will be effective service of process against it for any such Legal Dispute brought in any such court, (d) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Dispute in any such court, (e) that a final judgment in any such Legal Dispute will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (f) to waive irrevocably and hereby waives any right to a trial by jury in any such Legal Dispute to the same extent such rights are waived pursuant to Section 11.7. Notwithstanding anything to the contrary in this Agreement, each Party agrees that it will not bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Commitment Parties in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing, the Commitment Letters or the performance thereof, in any forum other than the United States District Court for the Southern District of New York, or, if such court does not have jurisdiction, the Supreme Court of the State of New York located in New York County (and of the appropriate appellate courts therefrom).

Section 11.7         Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT (INCLUDING THE FINANCING) OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 11.8         Specific Performance.

(a)          The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent, on the other hand, will each be entitled to specific performance of the terms of this Agreement (including the obligation of the parties to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at Law or equity, to the fullest extent permissible pursuant to the terms thereof and to thereafter consummate the Transactions.

(b)          Each Party (i) waives any defenses in any Legal Dispute for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at Law would be adequate, (ii) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief and (iii) agrees that the only permitted objection that it may raise in response to any Legal Dispute for an injunction or other appropriate form of specific performance or equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(c)          Notwithstanding the foregoing, the grant of specific performance under this Section 11.8 shall not allow the Company to enforce the Commitment Letters.

Section 11.9         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.10         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means, including email transmission by PDF, will be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11         No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement; provided, however, the Commitment Parties and any lenders or prospective lenders under the Financing will be third party beneficiaries of and entitled to enforce the Financing Provisions.

Section 11.12         Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.13         Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement (except for those certain confidentiality agreements, each dated as of December 7, 2017, by and between BlueLinx Holdings Inc. and the Company and that certain Clean Team Confidentiality Agreement, dated as of February 28, 2018, by and between the Company and BlueLinx Holdings Inc., which the Parties agree will automatically terminate as of the Closing without any further action and be of no further force or effect) and constitute the entire agreement among the Parties with respect thereto.

Section 11.14         Transaction Costs. Except as provided above or as otherwise expressly provided in this Agreement, (a) Parent will pay its own fees, costs and expenses incurred in connection herewith and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel, (b) the fees, costs and expenses of the Company Group and the Stockholders incurred in connection herewith and the Transactions will be paid pursuant to Section 3.4(b) of this Agreement if the Closing occurs and by the Company Group if the Closing does not occur and (c) Parent will pay 50% of the fees and expenses of the Escrow Agent, and the remaining 50% of such fees and expenses will be treated as Transaction Expenses.

Section 11.15         Stockholder Representative.

(a)          Appointment. The Stockholder Representative shall have full power and authority to take all actions under this Agreement and any other agreement entered into or document delivered in connection with the Transactions that are to be taken by the Stockholder Representative. The Stockholder Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Stockholder Representative, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto or thereto, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Company Group under this Agreement, taking any other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other Representatives in connection with the foregoing matters.

(b)          Authorization. Each member of the Company Group and each of the Equity Holders authorizes the Stockholder Representative to:

(i)          receive all notices or documents given or to be given to the Equity Holders pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;

(ii)         engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the Transactions, as the Stockholder Representative may in its sole discretion deem necessary or appropriate; and

(iii)        take such action as the Stockholder Representative may, in its sole discretion, deem necessary or appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent and Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (B) taking such other action as the Stockholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Stockholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out the responsibilities of the Stockholder Representative contemplated by this Agreement or any of the Transaction Documents, including any waiver of any obligation of Parent, Merger Sub, or, following Closing, any member of the Company Group.

(c)          Agency. Notwithstanding any provision herein to the contrary, the Stockholder Representative is not an agent of the Equity Holders, and shall have no duties to the Equity Holders or Liability to the Equity Holders with respect to any action taken, decision made or instruction given to the Stockholder Representative in connection with this Agreement;

(d)          Indemnification of Stockholder Representative; Limitations of Liability. The Stockholder Representative shall be indemnified by the Stockholders and shall be held harmless against any loss, Liability or expense incurred by the Stockholder Representative or any of its Affiliates and any of their respective managers, directors, officers, employees, agents, members, partners, stockholders, consultants, attorneys, accountants, advisors, brokers, Representatives or controlling persons, in each case, relating to the Stockholder Representative’s conduct as Stockholder Representative, other than losses, liabilities or expenses that have been finally determined by a court of competent jurisdiction to result from the Stockholder Representative’s fraud or willful misconduct in connection with its performance under this Agreement. The indemnification shall survive the termination of this Agreement. The Stockholder Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Stockholder Representative shall not be liable to any Equity Holder or any other Person in connection with anything done, omitted or suffered in good faith by the Stockholder Representative in accordance with such advice. In no event shall the Stockholder Representative be liable to any Equity Holder hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Stockholder Representative shall not be liable to any Equity Holder for any action taken or omitted by the Stockholder Representative (including in respect of its holding and disbursement of the Stockholder Representative Expense Amount) under this Agreement or any other document executed or delivered hereunder, or in connection herewith.

(e)          Expense Amount. The Stockholder Representative will be entitled to full reimbursement for all expenses, disbursements and advances (including service fees and disbursements of its counsel, experts, advisors, consultants, agents or other Representatives including Affiliates of the Stockholder Representative) incurred by or on behalf of the Stockholder Representative in such capacity from the Stockholder Representative Expense Amount in accordance with the terms of this Agreement. Funds held as the Stockholder Representative Expense Amount need not be invested and shall accrue no interest. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Stockholder Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to (including to establish such reserves as the Stockholder Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included in the Stockholder Representative Expense Amount exceeds such expenses, disbursements or advances, the Stockholder Representative will, at such time as it deems reasonable in its sole discretion, pay such excess to the Stockholders, In-the-Money Option Holders, Phantom Equity Participants and Change of Control Bonus Recipients in the percentages set forth under the caption “Percent of Proceeds from Escrow Account and Stockholder Representative Expense Release” on the Closing Date Payments Exhibit.

(f)          Reasonable Reliance. In the performance of its duties hereunder, the Stockholder Representative shall be entitled to (i)  rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Equity Holder or any Party and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. The Equity Holders will be bound by all actions taken and documents executed by the Stockholder Representative in connection with this Agreement and the Escrow Agreement, and Parent, the Surviving Corporation and Merger Sub will be entitled to rely on any action or decision of the Stockholder Representative.

(g)          Irrevocable Appointment. The appointment of the Stockholder Representative hereunder is duly made and irrevocable and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 11.15 shall be effective and absolutely binding as the action of the Stockholder Representative under this Agreement.

Section 11.16       Provisions Respecting Representation of the Company. Each of Parent, Merger Sub and the Company hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholder, officers, employees and Affiliates, that Covington & Burling LLP may serve as counsel to any of the Stockholders’ Representative, Charlesbank Stockholders, other Stockholders, Option Holders or Phantom Equity Participants, and any of each such Person’s respective Affiliates (other than the Company Group) (individually and collectively, the “Seller Group”), on the one hand, and the Company Group, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Covington & Burling LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company Group, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Parent further agrees, on its own behalf and on behalf of its Affiliates, including the Surviving Corporation and its Subsidiaries following the Closing, that in the event the Stockholder Representative assumes the defense of a Third Party Claim brought against any Parent Indemnified Party (including the Surviving Corporation or any of its Subsidiaries) in accordance with Section 10.3, notwithstanding that Covington & Burling LLP may be representing the Company Group in connection with such Third Party Claim, Parent waives any claim of conflict of interest with respect to Covington & Burling LLP’s representation of the Seller Group in connection with any dispute between Parent and the Stockholder Representative or any member of the Seller Group, including in connection with disputes under this Agreement. Each of Parent, Merger Sub and the Company hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company Group or the Seller Group, on the one hand, and their external legal counsel, including Covington & Burling LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any agreements contemplated by this Agreement or the Transactions, or any matter relating to any of the foregoing, are privileged communications between the Company Group and the Seller Group and such counsel (collectively, the “Privileged Communications”) and belong solely to the Seller Group.

*       *       *       *       *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PARENT

BLUELINX CORPORATION

By:	/s/ Mitchell B. Lewis
	Name:	Mitchell B. Lewis
	Title:	President and Chief Executive Officer

MERGER SUB

PANTHER MERGER SUB, INC.

By:	/s/ Mitchell B. Lewis
	Name:	Mitchell B. Lewis
	Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

COMPANY

CEDAR CREEK HOLDINGS, INC.

By:	/s/ Alex Weiss
	Name:	Alex Weiss
	Title:	Director

Signature Page to Merger Agreement

STOCKHOLDER REPRESENTATIVE

CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP

By: Charlesbank Equity Fund VII, GP, Limited Partnership, its General Partner

By: Charlesbank Capital Partners, LLC, its General Partner

By:	/s/ Joshua Beer
	Name:	Joshua Beer
	Title:	Managing Director

Signature Page to Merger Agreement